UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2021

Commission File No. 1-9924

__________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2021 and 2020
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2021 and 2020
*    Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan (the Plan) as of December 31, 2021 and 2020, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2021 and 2020, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2021, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 1987.

New York, New York
June 23, 2022

CITI RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31, 2021 and 2020

	2021	2020
Assets:
Investments, at fair value	$18,574,877,752	$16,003,697,092
Investments in fully benefit-responsive investment contracts, at contract value	1,184,360,975	1,240,490,005
Total investments	19,759,238,727	17,244,187,097
Receivables:
Employer contributions	434,579,876	412,595,682
Interest and dividends	4,339,147	4,350,142
Receivable for securities sold	1,371,277	1,116,427
Participant contributions	296,013	280,095
Participant loans	201,654,860	208,094,290
Total receivables	642,241,173	626,436,636
Total assets	20,401,479,900	17,870,623,733
Liabilities:
Payable for securities purchased	2,312,555	3,600,949
Other investment liabilities	1,834,691	3,126,478
Payable for trustee, administrative fees and other	4,420,383	3,452,970
Total liabilities	8,567,629	10,180,397
Net assets available for benefits	$20,392,912,271	$17,860,443,336
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2021 and 2020

	2021	2020
Additions to net assets attributable to:
Investment income :
Dividends	$28,510,074	$51,652,428
Interest	21,194,840	28,133,351
Net appreciation in fair value of investments	2,538,780,132	1,753,373,085
Net investment income	2,588,485,046	1,833,158,864
Interest income on loans receivable from participants	10,286,035	11,576,001
Contributions:
Employer	434,647,937	412,635,925
Participants	642,031,902	580,330,063
Rollover	87,533,153	53,897,843
Total contributions	1,164,212,992	1,046,863,831
Total additions to net assets	3,762,984,073	2,891,598,696
Deductions from net assets attributable to:
Distributions to participants	1,210,079,168	1,091,754,385
Trustee and administrative expenses	19,818,068	13,187,648
Dividends paid directly to participants	617,902	20,874,833
Total deductions from net assets	1,230,515,138	1,125,816,866
Net increase	2,532,468,935	1,765,781,830
Net assets available for benefits at:
Beginning of year	17,860,443,336	16,094,661,506
End of year	$20,392,912,271	$17,860,443,336
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.
(a)    General
The Plan was established in 1987 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citigroup Inc. (the Company), its subsidiaries and affiliates. The Company is the Plan Sponsor, as defined by the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code of 1986, as amended (the Code). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. The Plan provides for participant-directed accounts, which permit participant or beneficiary to exercise control over the assets in the account and make investment decisions. As a result, the Plan's fiduciaries may be released from liability for any losses that result from the participant's individual investment decisions.
The Plan was initially designed as an Employee Stock Ownership Plan (ESOP) within the meaning of Section 4975(e)(7) of the Code. Effective March 1, 2003, the Plan consists of a non-leveraged ESOP component and a non‑ESOP component. The ESOP component consists of any amount invested in the Citigroup Common Stock Fund under the Plan.
Bank of New York Mellon is the trustee and the custodian of the Plan. The Plan is administered by Alight Solutions Inc. a third‑party administrator.
(b)    Eligibility
Eligible employees generally include (1) employees working in the U.S. and paid from a Company payroll or (2) U.S. citizens or lawful permanent residents of the U.S. performing services overseas in an expatriate employment classification in each case who are performing services for the Company and participating subsidiaries, as defined in the Plan document.
During 2020, full‑time employees or part‑time employees scheduled to work 20 or more hours a week were eligible to participate on the first day of the first pay period after the participant became an employee of the Company. Part‑time employees scheduled to work fewer than 20 hours a week were eligible to participate in the Plan on January 1 or July 1 after the employee was credited with at least 1,000 hours of service during the first 12 months with the Company or at least 1,000 hours of service in any calendar year beginning after the employee’s date of hire.
On and after January 1, 2021, full-time and part-time employees are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
(c)    Employee Contributions
Eligible employees may defer on a before-tax and/or Roth basis through payroll deductions up to 50% (in 1% increments) of their eligible pay subject to certain legal limitations. Eligible pay generally includes base salary, overtime, commissions, shift differential pay, and periodic incentive bonuses. The maximum annual eligible pay under the Plan does not exceed the applicable statutory limit.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% annually until they reach a before-tax contribution rate of 15%.
Participants who are age 50 or older by the end of the Plan year are permitted to make additional contributions up to 49% of their eligible pay, known as "catch-up" contributions, up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.
(d)    Employer Contributions
During 2021 and 2020, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution. A one‑time Company contribution is also provided to certain grandfathered participants on a limited basis when they become eligible.
The Company matching contribution was equal to 100% of the participant’s before-tax and/or Roth contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the Code) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
Matching, fixed and transition contributions are invested in the same manner as a participant's contributions or, in the Plan's qualified default investment alternative in the absence of such an election.
At December 31, 2021, the employer contribution receivable was $434.6 million; whereas, at December 31, 2020, the employer contribution receivable was $412.6 million. Company contributions relating to 2021 and 2020 were received and credited to participant accounts during the first quarter of 2022 and 2021, respectively.
(e)    Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, investment gains and losses are allocated.
Participants may elect to invest their account balance among the investment fund options offered under the Plan in whole increments of 1%.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.
(f)    Rollover and Transfer Contributions
The Plan accepts qualifying rollover contributions made by participants in cash from qualified retirement plans or Individual Retirement Accounts (IRA). Such transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Of the participant contributions reported in 2021 and 2020, $87.5 million and $53.9 million, respectively, related to rollover contributions into the Plan.
(g)    Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
Subject to certain restrictions, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation or rebalance, generally not more frequently than once every seven calendar days.
Restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
(h)    Vesting
The rights of a participant to his or her own contributions, matching contributions and any earnings thereon are at all times fully vested and non-forfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020
•Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;
•    If a participant reaches age 55, dies or becomes disabled while in service;
•    In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).
(i)    Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2021 and 2020, $15,492 and $714,038, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2021 and 2020, unallocated forfeitures were $416,987 and $119,292, respectively.
(j)    Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and the Code, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2021 and 2020 bore interest rates from 4.25% to 10.25% and 4.25% to 10.50%, respectively. Loan terms range from 1 to 5 years for general-purpose loans or up to 20 years for the purchase of a primary residence.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed. Plan participants who reside in Florida may be subject to a nominal tax imposed by Florida law, which is deducted from the participant’s Plan account at the time his or her loan request is processed as soon as administratively practicable.
(k)    Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020
provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund and the State Street Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.
(l)    Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan. The value of this distribution will be based on the value of the participant's vested account at the valuation date that coincides with the distribution to the extent administratively practicable.
If the value of a participant’s account exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until the date he or she must take the first required minimum distribution (RMD). If the participant is still employed at RMD age, minimum distributions must commence when the participant retires or otherwise separates from service.
If the value of a participant’s account is at least $1,000 and does not exceed $5,000, the Plan will automatically roll the participant’s account over to an IRA, if the participant does not elect otherwise within 90 days of receiving a notice from the Plan. However, if the Plan participant is age 65 or older and his or her account balance is $5,000 or less, the Plan will distribute his or her account as a lump‑sum distribution and withhold the applicable taxes. If the value of a participant’s account is less than $1,000, the Plan will distribute the participant’s account upon termination of employment, unless otherwise instructed.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Fractional shares and distributions from other funds are paid in cash.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and displayed in US dollars.
(b)    Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.
(c)    Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020
Cash equivalents and short-term investments are valued at cost, which approximates fair value.

Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent bid quotation; securities traded in the over‑the‑counter market are valued at their last sale or bid price. This includes U.S. and non‑U.S. equities in separately managed accounts.
The shares of common stock held by the Citigroup Common Stock Fund and the State Street Common Stock Fund (removed from the Plan effective July 31, 2021) are valued at the last reported sale price on the New York Stock Exchange on the last business day of the year.
Mutual funds are valued at the net asset value (NAV) as reported by the underlying fund or its agent. Exchange-traded funds are valued at last sale price.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)    Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.
(e)    Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:
•    The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.
•    The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.
•    All permitted participant‑initiated transactions occur at contract value, without limitations.
•    An event that limits the ability of the participant to transact at contract value is not probable.
•    The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value, as shown in the table below:

	2021	2020
Synthetic GICs	$1,184,360,975	$1,240,490,005
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.
(4)    Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
•    Level 1 – Quoted prices for identical instruments in active markets.
•    Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.
•    Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2021.

	December 31, 2021
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$28,888	$70,111,454	$70,140,342
Collective trust funds	—	15,976,439,144	15,976,439,144
U.S. equities	1,002,332,996	—	1,002,332,996
Non-U.S. equities	661,316,622	—	661,316,622
Mutual funds and other registered investment companies	864,648,648	—	864,648,648
Investments, at fair value	$2,528,327,154	$16,046,550,598	$18,574,877,752

Other investment liabilities	$(83,600)	$(1,751,091)	$(1,834,691)
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2020.

	December 31, 2020
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$404,319	$76,428,116	$76,832,435
Collective trust funds	—	13,359,115,850	13,359,115,850
U.S. equities	965,934,685	—	965,934,685
Non-U.S. equities	639,740,625	—	639,740,625
Mutual funds and other registered investment companies	962,073,497	—	962,073,497
Investments, at fair value	$2,568,153,126	$13,435,543,966	$16,003,697,092

Other investment liabilities	$(284,996)	$(2,841,482)	$(3,126,478)
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2021 and 2020, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2021 and 2020.
(5)    Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of changes in net assets

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020
available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.
(6)    Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund and State Street Common Stock Fund (removed from the Plan effective July 31, 2021), which primarily invest in the securities of a single issuer. At December 31, 2021 and 2020, approximately 3% and 4% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
(7)    Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $630.8 million and $671.8 million at December 31, 2021 and December 31, 2020, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2021 and December 31, 2020. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective. In 2021 and 2020, the Company paid $21.2 million and $20.9 million, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2021 and 2020, the Plan held $67.8 million and $73.0 million, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2021 and 2020, the Plan also held through its investment in synthetic GICs valued at $667,987 and $648,474, respectively, of Bank of New York Mellon corporate bonds, and the Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party-in-interest transactions.
(8)    Tax Status
The Internal Revenue Service (the IRS) has determined and informed the Plan by a letter dated April 8, 2016 that the Plan as amended and restated effective January 1, 2014 and related trust are established in accordance with applicable sections of the Code and, therefore, the Plan qualifies as tax‑exempt under Section 401(a) of the Code. Although the Plan has been amended since receiving the favorable determination letter, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020
requirements of the Code. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan’s management has concluded that, as of December 31, 2021 and 2020, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions. An examination of the Plan by the U.S. Department of Labor, Employee Benefits Security Administration (DOL), which commenced on March 20, 2019, was closed by the DOL with no findings on July 13, 2021. The Company believes the Plan is no longer subject to tax examination for years prior to 2018.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor reserves the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.
(10)     Subsequent Events
    The Plan's management evaluated subsequent events through the date on which the financial statements were issued, and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.
(11)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2021 and 2020:

	2021	2020
Net assets available for benefits per the financial statements	$20,392,912,271	$17,860,443,336
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	14,940,610	53,562,265
Net assets available for benefits per the Form 5500	$20,407,852,881	$17,914,005,601
Net increase in net assets available for benefits per the financial statements	$2,532,468,935	$1,765,781,830
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(53,562,265)	(19,131,782)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	14,940,610	53,562,265
Net increase in net assets per Form 5500	$2,493,847,280	$1,800,212,313
(12)    Coronavirus Aid, Relief, and Economic Security (CARES) Act

On March 27, 2020, the CARES Act was signed into law and, among other things, included several relief provisions available to tax-qualified retirement plans and their participants. Plan management evaluated the relief provisions available to plan participants under the CARES Act and implemented the following provisions:

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020
•Special coronavirus distributions up to $100,000 beginning on or after January 1, 2020 and before December 31, 2020
•Increased the available loan amount for loans made from March 27, 2020 to September 22, 2020 to the lesser of $100,000 or 100% of the participant's vested account balance
•Extended the period for loan repayments, that were originally due between March 27, 2020 to December 31, 2020 for up to one year.

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar			13,699		$9,960
	Bny Mellon Cash Reserve			28,790		28,790
	Brazil Real			177,375		31,845
	Canadian Dollar			29,886		23,660
	Chinese Yuan Renminbi			8		1
	Danish Krone			2,845		435
	Euro Currency Unit			26,286		29,894
	Hong Kong Dollar			245,929		31,545
	Indian Rupee			1,612,084		21,687
	Japanese Yen			53,247,064		462,394
	Mexican Peso			11		1
	New Taiwan Dollar			3,697,293		133,635
	New Zealand Dollar			5,880		4,025
	Polish Zloty			30		7
	Pound Sterling			30,904		41,856
	Qatari Riyal			93		26
	South African Rand			292		18
	Swedish Krona			335,683		37,076
	Swiss Franc			2,679		2940
	Thailand Baht			777,870		23,285
	Turkish Lira			34		3
	U.S. Dollar			1,405,512		1,405,512
*	Collective Us Gov'T Stif 15	—%		67,851,747		67,851,747
	Total cash equivalents and short-term investments					$70,140,342

	Collective trust funds:
	Blackrock Lifepath Index 2025 Fund F			15,601,607		$419,722,226
	Blackrock Lifepath Index 2030 Fund F			17,401,141		533,438,944
	Blackrock Lifepath Index 2035 Fund F			18,181,386		549,936,030
	Blackrock Lifepath Index 2040 Fund F			17,314,662		593,087,762
	Blackrock Lifepath Index 2045 Fund F			22,460,835		734,687,163
	Blackrock Lifepath Index 2050 Fund F			19,706,968		536,543,872
	Blackrock Lifepath Index 2055 Fund F			9,609,328		340,510,372
	Blackrock Lifepath Index 2060 Fund F			2,121,161		43,771,639
	Blackrock Lifepath Index Retirement Fund F			19,549,122		511,962,175
	Blackrock EAFE Equity Index Fund F			21,653,113		1,187,099,463
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Blackrock Emerging Markets Index Fund F			31,271,428		450,837,044
Blackrock Msci Acwi Esg Focus Index Fund F			2,532,938		43,061,217
Blackrock Roll Select Commodity Index Fund F			6,142,226		74,374,991
Blackrock Russell 2000 Index Fund F			10,198,939		731,009,941
Blackrock Russell 3000 Index Fund F			14,806,938		1,417,628,098
Blackrock Mid Capitalization Equity Index Fund F			8,005,544		1,129,021,207
Blackrock Equity Index Fund F			51,799,527		4,967,087,139
Blackrock US Debt Index Fund F			34,182,657		1,225,667,006
Blackrock US TIPS Fund F			10,942,333		285,768,877
Schroder Collective Investment Trust			8,388,805		123,483,208
Wellington CIF II Citigroup Emerging Markets Debt			6,174,268		77,740,770
Total collective trust funds					$15,976,439,144

Mutual funds:
BlackRock Cash Funds: Treasury			563,476,241		$563,476,241
Blackrock Hi Yield Bond Port-K			10,004,137		78,432,438
Dimensional Emrg Mrkts Ii			3,748,535		78,306,888
Fidelity Advisor Total Bond-Z			929,765		10,273,905
Ishares Msci Eafe Small-Cap			14,372		1,050,465
Natixis Ls Core Pl Bnd-Y			761,026		10,319,511
PGIM High Yield-R6			7,135,820		39,175,652
Pimco Income Fund-Institutional			432,718		5,166,658
T Rowe Price Institutional High Yield			8,884,132		78,446,890
Total mutual funds					$864,648,648

Non-U.S. equities:
360 Digitech Inc			61,886		$1,419,045
3I Group Plc			93,300		1,831,096
Aalberts Nv			4,957		328,386
Aarti Industries Ltd			18,599		251,349
Abb Ltd			66,003		2,528,130
Abcam Plc			35,649		836,785
Academedia Ab			41,341		253,420
Accenture Plc			10,997		4,558,951
Accton Technology Corp			23,902		224,617
Adc Therapeutics Sa			10,484		211,774
Adidas Ag			2,839		817,539
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Adient Plc			2,621		125,492
Advantech Co Ltd			21,807		312,526
Adyen Nv			1,022		2,685,161
Aedas Homes Sa			10,464		286,791
Affle India Ltd			12,936		196,199
African Rainbow Minerals Ltd			29,118		421,845
Afry Ab			5,792		163,143
Aia Group Ltd			558,005		5,625,638
Aida Engineering Ltd			17,877		165,951
Aiful Corp			142,314		439,962
Air Arabia Pjsc			461,830		182,316
Air Liquide Sa			34,145		5,953,386
Airtac International Group			22,696		836,728
Airtel Africa Plc			190,751		345,430
Aixtron Se			37,921		770,630
Aj Bell Plc			41,663		214,095
Akzo Nobel Nv			8,060		884,547
Alcon Inc			39,882		3,534,116
Alibaba Group Holding Ltd			195,013		4,573,775
A-Living Smart City Services			381,683		651,127
Alkermes Plc			5,106		118,769
Also Holding Ag			1,209		398,206
Altus Group Ltd			6,861		385,487
Amadeus It Group Sa			60,925		4,132,125
Ambea Ab			32,217		215,637
Amber Enterprises India Ltd			4,622		206,194
Ambev Sa			118,439		331,628
Ambu A/S			13,438		355,468
Americanas Sa			151,170		857,085
Amplifon Spa			28,838		1,556,119
Ams-Osram Ag			20,790		378,650
Anglo American Plc			28,531		1,165,511
Anima Holding Spa			58,923		300,862
Anritsu Corp			25,966		400,692
Anta Sports Products Ltd			27,886		418,124
Aon Plc			17,191		5,166,971
Apl Apollo Tubes Ltd			22,973		308,978
Apollo Hospitals Enterprise Ltd			10,028		676,305
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Applus Services Sa			34,690		318,946
Ara Logos Logistics Trust			352,539		235,349
Arca Continental Sab De Cv			264,395		1,679,776
Arcelormittal Sa			39,887		1,276,657
Arcland Service Holdings Co Ltd			18,076		355,390
Arco Platform Ltd			11,485		239,921
Arcticzymes Technologies Asa			20,373		217,173
Aritzia Inc			9,388		389,065
Aruhi Corp			14,082		127,787
Ascential Plc			205,597		1,120,568
Ascom Holding Ag			18,935		244,393
Ase Technology Holding Co Ltd			345,581		1,330,264
Asiainfo Technologies Ltd			97,073		158,379
Asian Paints Ltd			12,667		576,464
Askul Corp			11,485		152,994
Asm Pacific Technology Ltd			72,702		785,642
Asmedia Technology Inc			3,984		262,054
Asml Holding Nv			5,900		4,697,068
Asos Plc			14,915		483,005
Aspeed Technology Inc			7,967		1,026,616
Assured Guaranty Ltd			18,023		904,765
Astral Ltd			9,374		287,729
Atlas Copco Ab			47,482		3,281,975
Atlassian Corp Plc			6,746		2,572,146
Atul Ltd			1,603		194,973
Auction Technology Group Plc			17,921		367,971
Auto1 Group Se			6,104		134,353
Autohome Inc			30,857		909,675
Avanza Bank Holding Ab			15,053		552,330
Axfood Ab			37,099		1,066,999
Axis Capital Holdings Ltd			11,888		647,522
Azimut Holding Spa			30,510		856,300
Bajaj Finance Ltd			6,539		613,779
Balkrishna Industries Ltd			8,987		280,897
Baltic Classifieds Group Plc			103,718		355,418
Banco Bradesco Sa			452,732		1,548,342
Bandai Namco Holdings Inc			11,859		926,260
Bank Central Asia Tbk Pt			2,636,775		1,350,530
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Bank Jago Tbk Pt			250,073		280,734
Bank Mandiri Persero Tbk Pt			3,130,326		1,542,922
Bank Of Georgia Group Plc			20,624		465,943
Bank Of Ningbo Co Ltd			62,716		376,686
Bank Of Nt Butterfield & Son			21,317		812,396
Bank Rakyat Indonesia Persero			4,997,358		1,441,088
Barclays Plc			448,503		1,135,977
Barco Nv			8,701		189,576
Bawag Group Ag			13,883		855,687
Baycurrent Consulting Inc			1,099		424,524
Bayer Ag			25,377		1,356,366
Beiersdorf Ag			19,299		1,983,547
Beijer Ref Ab			10,378		226,853
Best World International Ltd			358,631		361,784
Biogaia Ab			4,065		232,554
Biohaven Pharmaceutical Holding			1,915		263,913
Biomerieux			1,278		181,569
Bml Inc			8,389		260,439
Boa Vista Servicos Sa			79,301		85,423
Bp Plc			294,135		1,316,683
Bridgepoint Group Plc			39,321		262,561
Brp Inc			11,949		1,048,141
Brunello Cucinelli Spa			4,416		304,844
Bucher Industries Ag			649		321,316
Bufab Ab			5,513		272,174
Burckhardt Compression Holding			1,049		496,607
Bure Equity Ab			8,229		398,290
Bw Lpg Ltd			92,701		526,142
Bwp Trust			135,494		408,820
Bytes Technology Group Plc			47,683		366,513
Cae Inc			73,809		1,864,573
Cairn Homes Plc			242,279		312,404
Canaccord Genuity Group Inc			43,054		513,993
Canadian National Railway Co			20,227		2,485,059
Canadian Pacific Railway Ltd			57,523		4,138,209
Canadian Western Bank			8,000		229,888
Cancom Se			4,862		327,407
Capgemini Se			18,274		4,478,454
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Capitec Bank Holdings Ltd			6,399		817,803
Capri Holdings Ltd			3,195		207,392
Carel Industries Spa			27,297		825,731
Carlsberg As			15,360		2,652,568
Cellectis Sa			24,462		198,634
Cemex Sab De Cv			300,919		2,040,228
Centre Testing International			63,738		268,720
Centrica Plc			272,644		264,037
Cewe Stiftung & Co Kgaa			1,987		290,194
Chailease Holding Co Ltd			103,923		989,764
Charter Hall Group			85,476		1,278,955
Check Point Software Technology			11,033		1,286,033
Chicony Power Technology Co Lt			65,914		186,065
China Feihe Ltd			688,829		924,176
China Longyuan Power Group Cor			869,025		2,028,687
China Meidong Auto Holdings Ltd			69,714		359,465
China Merchants Bank Co Ltd			137,934		1,071,263
China Resources Mixc Lifestyle			81,893		381,823
China Tourism Group Duty Free			5,577		191,998
Chroma Ate Inc			33,861		244,775
Chunbo Co Ltd			695		203,851
Cia De Saneamento Basico Do Es			138,725		1,000,713
Cicc Fin Trad Ltd 0% Nts			115,655		895,240
Cie Automotive Sa			7,117		221,427
Cie Financiere Richemont Sa			22,334		3,356,833
Cie Generale Des Etablissement			5,505		902,445
Clarivate Plc			51,893		1,220,531
Clicks Group Ltd			14,891		294,393
Clinuvel Pharmaceuticals Ltd			13,622		269,488
Coca-Cola Bottlers Japan Holding			4,294		49,226
Coca-Cola Europacific Partners			41,310		2,310,445
Cochlear Ltd			2,341		367,832
Coforge Ltd			4,725		374,377
Cogeco Communications Inc			19,918		1,588,347
Collins Foods Ltd			18,011		175,083
Com7 Pcl			101,683		248,841
Compass Group Plc			151,534		3,388,604
Computacenter Plc			28,048		1,105,511
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Computer Age Management Service			6,752		242,175
Constellium Se			12,064		216,070
Contemporary Amperex Technology			17,727		1,635,499
Continental Ag			15,314		1,621,473
Cosmo Energy Holdings Co Ltd			34,255		668,714
Country Garden Services Holding			216,536		1,297,054
Cranswick Plc			5,992		300,458
Crispr Therapeutics Ag			1,141		86,483
Croda International Plc			4,590		629,153
Crompton Greaves Consumer Electric			50,516		297,274
Cropenergies Ag			25,547		356,173
Csl Ltd			17,887		3,780,689
Cvs Group Plc			10,568		320,635
Dabur India Ltd			35,633		278,046
Daewoo Engineering & Construct			87,725		425,805
Daihen Corp			9,188		380,988
Daikin Industries Ltd			10,663		2,415,966
Daiwa House Industry Co Ltd			40,791		1,171,793
Daiwabo Holdings Co Ltd			29,162		465,962
Danel Adir Yeoshua Ltd			775		175,296
Dassault Syst Shs			16,441		978,008
Dbs Group Holdings Ltd			115,824		2,805,915
De' Longhi Spa			13,323		477,542
Dechra Pharmaceuticals Plc			4,174		301,015
Definity Financial Corp			7,685		179,659
Delta Electronics Inc			211,133		2,098,588
Denka Co Ltd			3,795		123,914
Denso Corp			13,952		1,154,538
Dentalcorp Holdings Ltd			17,777		228,974
Derwent London Plc			8,639		399,579
Descartes Sys Group Inc			7,167		593,574
Descartes Systems Group Inc			3,512		290,338
Deutsche Boerse Ag			13,068		2,186,086
Dexerials Corp			15,979		576,555
Diageo Plc			41,405		2,263,443
Diagnosticos Da America Sa			88,537		536,306
Dic Corp			9,987		251,159
Digital Holdings Inc			10,187		116,591
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Dino Polska Sa			7,049		642,398
Dios Fastigheter Ab			41,764		548,011
Disco Corp			4,686		1,430,380
Diversey Holdings Ltd			115,322		1,534,939
Divi'S Laboratories Ltd			6,302		396,615
Dixon Technologies India Ltd			5,706		422,881
Dksh Holding Ag			4,889		404,009
Dl E&C Co Ltd			5,345		535,068
Dlocal Ltd/Uruguay			9,028		322,207
Domino'S Pizza Group Plc			61,919		384,779
Dr Lal Pathlabs Ltd			5,772		296,805
Dr. Martens Plc			48,952		283,777
Dsv A/S			18,676		4,361,864
Dts Corp			12,384		271,432
Dundee Precious Metals Inc			58,524		362,312
E.Sun Financial Holding Co Ltd			566,381		574,221
East Money Information Co Ltd			67,124		390,844
Ecopro Bm Co Ltd			421		177,474
Edenred			5,270		243,143
Edita Food Industries Sae			12,484		27,464
E-Finance For Digital & Financ			165,446		213,679
Eiken Chemical Co Ltd			15,879		266,136
Electric Power Development Co			23,270		308,564
Elite Material Co Ltd			30,873		310,217
Ememory Technology Inc			5,975		472,992
Emis Group Plc			13,435		247,488
Enel Spa			219,594		1,759,545
Enerplus Corp			35,088		371,230
Engie Sa			227,063		3,360,419
Eni Spa			54,561		758,214
Enn Energy Holdings Ltd			70,658		1,330,453
Equinor Asa			45,072		1,205,721
Erex Co Ltd			31,159		552,265
Ergomed Plc			13,049		265,112
Ermenegildo Zegna Holditalia			21,971		230,259
Escorts Ltd			9,715		249,453
Esker Sa			763		313,669
Esr Cayman Ltd			659,542		2,229,126
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Essent Group Ltd			11,000		500,832
Essilorluxottica Sa			8,171		1,739,851
Eurofins Scientific Se			8,673		1,073,046
Europris Asa			108,583		868,093
Evertec Inc			7,913		395,482
Evolution Ab			25,239		3,585,423
Evotec Se			5,946		287,387
Evraz Plc			81,314		662,574
Experian Plc			128,468		6,319,815
Fabrinet			1,756		208,068
Faes Farma Sa			119,844		249,403
Fd Technologies Plc			10,795		293,885
Feng Tay Enterprise Co Ltd			27,886		233,328
Ferguson Plc			13,217		2,345,982
Ferrari Nv			14,326		3,706,311
Ferrexpo Plc			160,687		651,622
Ferronordic Ab			4,145		154,269
Fila Holdings Corp			11,914		359,312
Finecobank Banca Fineco Spa			30,549		536,218
First International Bank Of Is			20,071		835,100
Fisher & Paykel Healthcare Corp			33,422		749,634
Fix Price Group Ltd			90,196		679,625
Flatexdegiro Ag			17,102		393,627
Fluidra Sa			16,966		679,132
Formula Systems 1985 Ltd			2,477		302,234
Fresh Del Monte Produce Inc			13,043		359,984
Frontier Developments Plc			10,316		248,699
Fujimi Inc			7,290		490,653
Fujitec Co Ltd			12,184		266,631
Fujitsu General Ltd			14,082		333,957
Fujitsu Ltd			8,969		1,536,748
Fukui Computer Holdings Inc			5,293		158,579
Fukuoka Financial Group Inc			11,385		194,868
Fullcast Holdings Co Ltd			11,585		247,683
Funding Circle Holdings Plc			142,768		216,577
G-7 Holdings Inc			21,971		322,066
Galp Energia Sgps Sa			192,231		1,862,515
Gazprom Pjsc			184,828		1,698,571
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Genuit Group Plc			40,310		319,946
Genus Plc			12,797		855,917
Getinge Ab			12,495		545,254
Glencore Plc			182,718		927,935
Globalwafers Co Ltd			8,963		287,683
Globant Sa			7,222		2,268,467
Globeride Inc			9,088		249,390
Glory Ltd			9,587		182,250
Godrej Properties Ltd			9,230		232,418
Golden Agri-Resources Ltd			1,729,739		314,346
Grupo Aeroportuario Del Surest			1,298		267,658
Grupo Financiero Banorte Sab D			137,629		895,579
Grupo Sbf Sa			50,834		205,433
Gujarat Gas Ltd			20,363		173,910
Gvs Spa			21,216		254,541
Haier Smart Home Co Ltd			97,073		410,266
Hansol Chemical Co Ltd			1,119		287,679
Hanwa Co Ltd			20,573		582,418
Havells India Ltd			23,497		441,574
Hazama Ando Corp			74,902		562,636
Hdfc Bank Ltd			115,126		4,843,274
Headhunter Group Plc			7,890		403,084
Heiwa Real Estate Co Ltd			8,689		291,998
Helen Of Troy Ltd			671		164,031
Helios Towers Plc			166,930		388,889
Hera Spa			169,891		707,305
Hikari Tsushin Inc			2,796		430,058
Hilan Ltd			3,915		262,258
Hindustan Unilever Ltd			8,303		263,617
Hitachi Ltd			70,957		3,838,848
Hong Kong Exchanges & Clearing			16,831		983,132
Hope Education Group Co Ltd			1,460,092		280,920
Horiba Ltd			3,895		228,645
Horizon Therapeutics Plc			25,627		2,761,619
Hoshino Resorts Reit Inc			71		402,088
Housing Development Finance Co			27,468		955,735
Howden Joinery Group Plc			33,883		413,583
Hoya Corp			15,746		2,339,591
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hyosung Tnc Corp			549		240,737
Hypoport Se			553		321,514
Hyundai Motor Co			12,151		1,719,868
Icici Bank Ltd			268,594		5,315,483
Icon Plc			12,799		3,963,906
Idec Corp/Japan			10,986		265,876
Idp Education Ltd			12,596		317,310
Ig Group Holdings Plc			29,701		327,060
Iguatemi Sa			10,202		33,096
I-Mab			5,574		264,138
Imcd Nv			3,000		664,256
Imi Plc			52,894		1,243,707
Immunocore Holdings Plc			6,889		235,892
Impala Platinum Holdings Ltd			86,669		1,221,840
Impro Precision Industries Ltd			416,456		98,822
Indian Energy Exchange Ltd			83,939		285,460
Indraprastha Gas Ltd			26,300		166,428
Infineon Technologies Ag			22,330		1,035,026
Info Edge India Ltd			4,907		368,115
Infocom Corp			27,764		526,077
Infroneer Holdings Inc			50,134		456,263
Ing Groep Nv			87,140		1,213,124
Ingenia Communities Group			196,743		889,721
Inghams Group Ltd			124,837		317,669
Inmobiliaria Colonial Socimi			42,269		396,561
Intact Financial Corp			5,563		724,111
Integrated Diagnostics Holding			154,252		198,214
Intermediate Capital Group Plc			30,050		892,977
International Container Terminal			62,742		246,085
International Game Technology			6,009		173,713
International Games System Co			6,991		200,374
Interroll Holding Ag			102		458,940
Intertrust Nv			13,188		293,944
Intesa Sanpaolo Spa			521,437		1,348,432
Intrum Ab			20,893		538,595
Ipsos			3,675		172,402
Iqe Plc			521,261		243,930
Itoham Yonekyu Holdings Inc			43,343		247,666
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Janus Henderson Group Plc			32,051		1,344,202
Japan Tobacco Inc			38,169		769,817
Jd.Com Inc			26,093		917,031
Jk Cement Ltd			4,569		208,920
Jost Werke Ag			8,705		489,995
Jpm -Cw22 China Three			1,185,035		1,400,166
Jpm -Cw22 Contemporary			8,465		783,116
Jpm Cw22 Eve Energy Co			53,173		988,649
Jpm -Cw22 Guangdong Jia			35,837		707,874
Jpm Cw22 Hebei Chengde			513,094		875,861
Jpm Cw22 Pylon Technology			29,386		910,796
Jpm Cw22 Wuliangye Yib			24,997		875,681
Jpm -Cw22 Yunnan Energy			32,660		1,286,645
Jpm Struct.Prod.Bv Lepw			149,292		227,833
Jpm-Cw22 Pharmaron Bei			23,902		531,240
J-Stream Inc			17,178		110,982
Julius Baer Group Ltd			14,838		996,325
Just Eat Takeaway.Com Nv			5,748		316,857
Justsystems Corp			6,791		317,279
Jyp Entertainment Corp			5,647		240,836
Kajaria Ceramics Ltd			14,726		255,533
Kakao Corp			13,431		1,271,060
Kakaobank Corp			7,875		390,836
Kanamoto Co Ltd			22,670		474,453
Kanzhun Ltd			21,525		750,787
Kaspi.Kz Jsc			2,873		333,292
Kb Financial Group Inc			17,932		829,644
Kbc Group Nv			11,926		1,023,422
Kendrion Nv			3,909		93,571
Keyence Corp			6,019		3,778,227
Keywords Studios Plc			17,661		703,751
Kfc Holdings Japan Ltd			28,563		718,066
Kindred Group Plc			52,754		627,535
Kingdee International Software			45,812		141,027
Kingsoft Cloud Holdings Ltd			29,136		458,898
Kintetsu World Express Inc			14,581		378,594
Knaus Tabbert Ag			3,261		205,059
Kobe Bussan Co Ltd			30,197		1,168,216
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Koito Manufacturing Co Ltd			15,746		832,736
Koninklijke Dsm Nv			9,014		2,029,674
Koninklijke Philips Nv			40,101		1,494,167
Kose Corp			7,574		858,335
Kubota Corp			81,621		1,809,892
Kureha Corp			4,394		313,671
Kyocera Corp			20,928		1,306,170
Kyoritsu Maintenance Co Ltd			6,791		237,959
Laboratorios Farmaceuticos Rov			24,289		2,038,400
Larsen & Toubro Infotech Ltd			4,324		426,517
Lasertec Corp			14,914		4,570,475
Leeno Industrial Inc			2,052		342,232
Legrand Sa			11,616		1,359,307
Leovegas Ab			106,389		411,744
Lg Chem Ltd			1,009		521,933
Lg Household & Health Care Ltd			742		685,154
Li Ning Co Ltd			338,449		3,705,180
Life Corp			13,083		386,846
Lime Technologies Ab			5,765		219,186
Linamar Corp			5,103		302,729
Linde Plc			4,665		1,623,352
Linea Directa Aseguradora Sa C			84,734		154,995
Localiza Rent A Car Sa			28,483		271,024
Locaweb Servicos De Internet S			56,070		132,474
Lojas Renner Sa			172,719		757,854
London Stock Exchange Group Pl			6,784		636,748
Lonking Holdings Ltd			731,044		205,352
Lonza Group Ag			4,290		3,586,129
L'Oreal Sa			2,794		1,324,996
Lotes Co Ltd			12,201		335,595
Lotus Bakeries Nv			22		139,670
Luceco Plc			40,158		189,554
Lvmh Moet Hennessy Louis Vuitt			8,714		7,204,388
Mabuchi Motor Co Ltd			5,293		174,666
Macnica Fuji Electronics Holdi			20,673		494,048
Majorel Group Luxembourg Sa			9,134		289,597
Makita Corp			50,427		2,138,308
Man Group Plc/Jersey			201,295		619,992
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Marcopolo Sa			377,460		206,688
Marfrig Global Foods Sa			36,952		146,414
Masonite International Corp			14,994		1,768,529
Matsukiyococokara & Co			5,393		199,505
Mayr Melnhof Karton Ag			1,332		267,557
Media Do Co Ltd			6,292		224,014
Mediatek Inc			71,706		3,084,169
Medtronic Plc			19,628		2,030,496
Meituan			16,930		489,480
Melexis Nv			3,116		371,352
Merck Kgaa			16,681		4,306,079
Metawater Co Ltd			11,884		208,782
Metropolis Healthcare Ltd			5,111		236,582
Minda Industries Ltd			11,148		183,693
Mineral Resources Ltd			13,353		543,646
Mips Ab			1,803		236,335
Mirait Holdings Corp			42,245		695,917
Mitsui Mining & Smelting Co Ltd			10,886		296,356
Mitsui-Soko Holdings Co Ltd			9,188		198,353
Modec Inc			15,480		185,104
Molten Ventures Plc			65,432		902,203
Momo.Com Inc			6,374		374,362
Moneysupermarket.Com Group Plc			160,667		470,049
Montana Aerospace Ag			13,674		508,005
Montea Nv			1,947		292,776
Morgan Advanced Materials Plc			71,906		349,154
Morgan Sindall Group Plc			15,205		518,983
Mr Price Group Ltd			66,711		833,883
Mtu Aero Engines Ag			8,516		1,737,349
Musashi Seimitsu Industry Co Ltd			20,473		340,465
Myt Netherlands Parent Bv			8,389		177,931
Nagarro Se			1,209		277,821
Nakanishi Inc			13,083		240,629
National Energy Services Reuni			11,833		111,820
National Express Group Plc			92,146		321,002
Naura Technology Group Co Ltd			4,382		238,594
Naver Corp			3,683		1,172,636
Nestle India Ltd			903		239,454
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nestle Sa			59,332		8,298,583
Net One Systems Co Ltd			13,782		371,014
Netease Inc			44,486		898,710
Network International Holdings			40,148		158,892
New Horizon Health Ltd			13,482		38,218
New Wave Group Ab			38,539		714,258
New Work Se			1,129		279,130
Nexity Sa			19,181		901,731
Nexon Co Ltd			36,774		710,222
Nextage Co Ltd			39,349		812,223
Ngk Spark Plug Co Ltd			14,082		244,935
Nice Information Service Co Ltd			3,816		57,787
Nifco Inc/Japan			6,492		203,503
Ninety One Plc			21,727		81,573
Nippon Ceramic Co Ltd			5,493		134,321
Nippon Seiki Co Ltd			22,071		222,523
Nippon Soda Co Ltd			11,485		330,123
Nippon Suisan Kaisha Ltd			109,856		518,015
Nipro Corp			41,146		389,112
Nitto Boseki Co Ltd			4,294		109,826
Nof Corp			10,287		518,995
Nojima Corp			14,881		311,166
Nomad Foods Ltd			22,202		563,703
Nordea Bank Abp			117,646		1,435,843
Norma Group Se			6,855		264,113
Nova Ljubljanska Banka Dd			44,001		753,077
Novanta Inc			2,266		399,477
Novartis Ag			19,359		1,705,667
Novo Nordisk A/S			48,963		5,502,554
Nrw Holdings Ltd			138,819		178,138
Nsk Ltd			36,352		232,974
Ntg Nordic Transport Group A/S			4,404		359,599
Obara Group Inc			8,189		246,059
Ocado Group Plc			35,360		803,646
Oci Nv			56,777		1,486,347
Olink Holding Ab			16,991		309,233
Olympus Corp			76,139		1,751,823
Ooh!Media Ltd			144,814		177,935
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ordina Nv			60,920		284,042
Ortho Clinical Diagnostics Holding			28,999		620,295
Osstem Implant Co Ltd			12,835		1,540,747
Otp Bank Nyrt			13,425		687,609
Oxford Instruments Plc			12,054		429,397
Oxford Nanopore Technologies			29,711		280,891
Oz Minerals Ltd			18,684		383,338
Ozon Holdings Plc			4,247		125,767
Paltac Corp			4,095		168,366
Parex Resources Inc			12,683		216,988
Pasona Group Inc			8,489		243,267
Patria Investments Ltd			13,371		216,612
Peab Ab			34,348		433,247
Pepco Group Nv			42,273		487,880
Pernod Ricard Sa			24,212		5,823,443
Persol Holdings Co Ltd			11,086		321,528
Pet Center Comercio E Particip			41,655		122,422
Pharma Mar Sa			3,595		233,131
Pharmaron Beijing Co Ltd			9,063		139,843
Pharming Group Nv			136,821		120,585
Phoenix Holdings Ltd/The			34,095		440,708
Pi Advanced Materials Co Ltd			4,810		222,961
Pi Industries Ltd			5,261		214,758
Pidilite Industries Ltd			12,557		416,038
Playtech Plc			15,603		154,799
Plus500 Ltd			8,451		155,728
Polycab India Ltd			6,020		199,757
Polymetal International Plc			56,190		989,512
Polypeptide Group Ag			2,378		357,539
Premier Investments Ltd			22,351		492,704
Pressance Corp			11,785		214,396
Prima Meat Packers Ltd			10,386		224,045
Prothena Corp Plc			1,832		90,509
Proya Cosmetics Co Ltd			6,274		205,071
Prudential Plc			57,372		990,375
Qatar National Bank Qpsc			145,112		804,674
Qiagen Nv			21,245		1,183,604
Qol Holdings Co Ltd			13,283		161,484
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Qt Group Oyj			3,829		581,739
Raia Drogasil Sa			74,096		323,255
Randstad Nv			16,884		1,152,810
Realtek Semiconductor Corp			30,873		647,215
Reckitt Benckiser Group Plc			15,011		1,289,400
Reliance Industries Ltd			126,532		5,878,826
Relx Plc			168,644		5,486,666
Renew Energy Global Plc			140,405		1,092,348
Renewi Plc			20,773		212,988
Rengo Co Ltd			44,542		336,515
Renishaw Plc			5,609		363,120
Resorttrust Inc			33,157		541,022
Rheinmetall Ag			4,890		461,852
Rightmove Plc			65,283		702,956
Rio Tinto Plc			16,100		1,066,773
Roche Holding Ag			9,901		4,119,528
Rolls-Royce Holdings Plc			431,139		717,565
Rotork Plc			56,056		271,203
Round One Corp			9,987		118,294
Royal Unibrew A/S			4,510		508,367
Rws Holdings Plc			23,769		209,260
Ryanair Holdings Plc			19,960		2,042,574
Safaricom Plc			575,689		193,083
Safestore Holdings Plc			34,812		664,369
Sakata Inx Corp			33,157		286,203
Samsung Biologics Co Ltd			537		407,762
Samsung Electronics Co Ltd			165,289		10,581,805
Samsung Sdi Co Ltd			1,422		783,610
Sandfire Resources Ltd			55,041		262,515
Sandvik Ab			72,585		2,025,116
Sanofi			27,255		2,745,452
Sanwa Holdings Corp			28,862		307,533
Sap Se			19,331		2,745,678
Sapiens International Corp Nv			4,563		157,194
Sberbank Of Russia Pjsc			150,233		590,792
Schneider Electric Se			23,362		4,581,794
Schouw & Co A/S			2,956		257,183
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Scout24 Se			7,485		522,819
Screen Holdings Co Ltd			6,092		654,409
Sea Ltd			3,679		823,006
Sega Sammy Holdings Inc			22,371		351,040
Semperit Ag Holding			5,293		176,365
Sensirion Holding Ag			1,343		196,662
Serco Group Plc			269,648		491,592
Shandong Weigao Group Medical			163,786		204,409
Shenzhen Inovance Technology C			50,961		548,520
Shenzhou International Group H			127,757		2,456,393
Shimano Inc			5,780		1,538,980
Shin-Etsu Chemical Co Ltd			4,584		793,013
Shop Apotheke Europe Nv			5,217		672,206
Shopify Inc			3,514		4,840,733
Signify Nv			6,423		297,848
Sika Ag			14,153		5,905,918
Silergy Corp			9,959		1,808,817
Simplo Technology Co Ltd			23,969		284,588
Sinbon Electronics Co Ltd			28,881		296,466
Sitc International Holdings Co			105,862		382,912
Sk Hynix Inc			41,709		4,596,235
Skan Group Ag			631		61,375
Skc Co Ltd			6,328		928,909
Sky Perfect Jsat Holdings Inc			72,206		263,353
Smc Corp			1,993		1,342,977
Smiths Group Plc			27,584		590,110
Softcat Plc			12,713		310,642
Sony Group Corp			14,650		1,841,488
Sophia Genetics Sa			13,379		188,649
Sparebank 1 Nord Norge			19,798		252,800
Spie Sa			16,810		434,324
Spin Master Corp			13,163		499,564
Spirax-Sarco Engineering Plc			2,405		522,790
Srf Ltd			17,460		568,445
Ssp Group Plc			79,750		259,349
Stanley Electric Co Ltd			8,888		222,219
Stantec Inc			14,561		819,260
Starts Corp Inc			7,890		172,038
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Steadfast Group Ltd			115,012		439,001
Steris Plc			12,762		3,106,298
Stoneco Ltd			12,909		217,648
Strabag Se			3,605		150,263
Sumitomo Seika Chemicals Co Lt			5,393		146,819
Sun Frontier Fudousan Co Ltd			19,674		171,363
Suncor Energy Inc			97,537		2,443,929
Sungrow Power Supply Co Ltd			14,540		332,631
Suzhou Maxwell Technologies Co			3,386		341,248
Swcc Showa Holdings Co Ltd			10,986		158,648
Syncona Ltd			73,633		211,432
Systena Corp			75,901		283,421
Tag Immobilien Ag			64,306		1,799,698
Taiheiyo Cement Corp			20,473		404,113
Taiwan Semiconductor Manufacturing			518,526		24,397,560
Taiyo Yuden Co Ltd			5,093		292,805
Takara Bio Inc			12,284		282,044
Takuma Co Ltd			12,284		152,009
Tamron Co Ltd			8,689		215,415
Tata Consultancy Services Ltd			27,778		1,396,958
Tata Consumer Products Ltd			25,092		250,951
Tata Elxsi Ltd			5,035		397,485
Tcs Group Holding Plc			12,934		1,090,587
Tecan Group Ag			834		509,018
Telekom Austria Ag			31,755		275,176
Telenor Asa			56,139		882,351
Telkom Indonesia Persero Tbk P			50,113		1,452,788
Tencent Holdings Ltd			156,798		9,187,098
Terumo Corp			38,668		1,631,928
Tesco Plc			916,356		3,598,117
Tessenderlo Group Sa			6,372		241,650
Texhong Textile Group Ltd			141,815		187,357
Thg Plc			45,820		142,244
Thule Group Ab			17,301		1,047,196
Tikehau Capital Sca			9,486		250,798
Tmx Group Ltd			12,108		1,229,302
Toei Animation Co Ltd			2,796		278,044
Toei Co Ltd			3,296		501,988
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Tokmanni Group Corp			34,418		769,104
Tokyo Tatemono Co Ltd			29,861		435,643
Tokyotokeiba Co Ltd			8,489		314,404
Tonies Se			9,537		121,463
Toronto Dominion Bank			17,618		1,352,621
Totvs Sa			59,755		307,249
Toyo Tire Corp			21,472		334,511
Trainline Plc			97,085		366,876
Trelleborg Ab			18,587		488,181
Trent Ltd			13,326		190,925
Tricon Residential Inc			271,777		4,152,750
Tsingtao Brewery Co Ltd			37,950		355,345
Tsugami Corp			56,027		854,839
Turk Telekomunikasyon As			202,735		147,016
Ubs Group Ag			129,683		2,337,041
Uchida Yoko Co Ltd			3,795		173,678
Unilever Plc			34,491		1,843,189
Unimicron Technology Corp			156,358		1,305,480
Uniqure Nv			1,687		34,997
United Laboratories Internatio			265,653		148,564
Upl Ltd			34,846		350,214
Usinas Siderurgicas De Minas G			462,900		1,259,885
Valmet Oyj			28,767		1,233,983
Valora Holding Ag			1,256		214,828
Value Partners Group Ltd			611,201		304,962
Van Lanschot Kempen Nv			7,997		200,061
Varun Beverages Ltd			20,167		240,995
V-Cube Inc			15,779		144,975
Verallia Sa			11,479		404,149
Vestas Wind Systems A/S			26,976		824,912
Victorian Plumbing Group Plc			60,305		96,873
Victrex Plc			12,751		422,104
Vidrala Sa			3,799		374,135
Vimian Group Ab			15,970		139,966
Vinci Partners Investments Ltd			15,156		162,167
Vitrolife Ab			12,743		788,203
Vnet Group Inc			105,896		956,243
Voltas Ltd			14,115		231,495
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Voltronic Power Technology Cor			7,738		432,124
Vonovia Se			21,875		1,206,504
Wal-Mart De Mexico Sab De Cv			235,220		876,056
Watches Of Switzerland Group			35,399		680,831
Watkin Jones Plc			120,842		428,009
Weg Sa			65,451		387,537
Weir Group Plc/The			12,775		296,150
White Mountains Insurance Group			529		536,540
Wiwynn Corp			7,967		321,088
Wix.Com Ltd			2,560		403,888
Wizz Air Holdings Plc			9,924		562,947
Wuliangye Yibin Co Ltd			9,959		347,933
Wuxi Apptec Co Ltd			30,324		525,079
Wuxi Biologics Cayman Inc			244,954		2,907,849
Wuxi Lead Intelligent Equipment			30,973		361,419
Xero Ltd			3,487		358,627
Xp Inc			26,530		762,475
Yageo Corp			81,665		1,415,341
Yamaha Corp			19,832		976,493
Ya-Man Ltd			28,762		240,280
Yandex Nv			31,477		1,904,345
Yangzijiang Shipbuilding Holding			383,099		380,783
Yellow Hat Ltd			19,974		286,717
Yougov Plc			40,740		882,879
Zealand Pharma A/S			10,844		240,578
Zenkoku Hosho Co Ltd			12,284		534,432
Zhangzhou Pientzehuang Pharmaceutical			4,681		321,056
Zhejiang Jingsheng Mechanical			32,666		356,215
Zhongsheng Group Holdings Ltd			64,236		500,951
Zijin Mining Group Co Ltd			1,001,887		1,192,554
Zim Integrated Shipping Service			4,604		270,990
Zurich Insurance Group Ag			3,692		1,622,587
Zylox-Tonbridge Medical Techno			5,992		19,599
Zymeworks Inc			1,271		20,832
Total non-U.S. equities					$661,316,622

U.S. equities:
Aaon Inc			1,603		$127,289
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Abercrombie & Fitch Co			3,230		112,502
Abm Industries Inc			46,966		1,918,585
Academy Sports & Outdoors Inc			2,329		102,261
Acadia Pharmaceuticals Inc			4,077		95,151
Acco Brands Corp			28,074		231,889
Accolade Inc			14,777		389,527
Aci Worldwide Inc			5,675		196,931
Adaptive Biotechnologies Corp			18,601		521,925
Addus Homecare Corp			11,864		1,109,469
Advanced Energy Industries Inc			2,007		182,749
Agios Pharmaceuticals Inc			2,160		70,988
Agree Realty Corp			73,213		5,224,522
Alarm.Com Holdings Inc			1,158		98,228
Albany International Corp			2,098		185,547
Alcoa Corp			6,530		389,053
Alector Inc			1,590		32,824
Alexandria Real Estate Equities			21,335		4,756,936
Allegro Microsystems Inc			52,319		1,892,914
Allison Transmission Holdings			6,623		240,738
Allogene Therapeutics Inc			1,623		24,223
Altair Engineering Inc			1,943		150,233
Altra Industrial Motion Corp			2,834		146,130
Amedisys Inc			1,538		248,911
American Eagle Outfitters Inc			6,334		160,383
Ameris Bancorp			46,834		2,326,703
Amicus Therapeutics Inc			8,285		95,694
Amn Healthcare Services Inc			3,337		408,198
Apa Corp			4,963		133,464
Apellis Pharmaceuticals Inc			2,100		99,277
Arconic Corp			2,796		92,286
Ares Commercial Real Estate Co			8,356		121,498
Array Technologies Inc			35,146		551,438
Artisan Partners Asset Managem			8,027		382,388
Arvinas Inc			1,317		108,176
Asbury Automotive Group Inc			1,401		241,967
Asgn Inc			8,905		1,098,911
Aspen Technology Inc			1,407		214,120
Atkore Inc			2,467		274,328
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Atricure Inc			1,683		117,047
Avalonbay Communities Inc			18,516		4,676,936
Aveanna Healthcare Holdings In			74,984		554,885
Avidxchange Holdings Inc			19,969		300,736
Avnet Inc			6,985		288,001
Azenta Inc			2,682		276,527
Balchem Corp			609		102,688
Bankunited Inc			12,912		546,311
Belden Inc			11,179		734,780
Bellring Brands Inc			3,594		102,550
Berry Global Group Inc			2,203		162,508
Bigcommerce Holdings Inc			6,889		243,677
Bill.Com Holdings Inc			629		156,723
Bj'S Wholesale Club Holdings I			5,166		345,969
Blackbaud Inc			1,576		124,439
Blackline Inc			801		82,911
Blackstone Mortgage Trust Inc			15,435		472,626
Bloomin' Brands Inc			29,619		621,413
Blueprint Medicines Corp			2,077		222,446
Booz Allen Hamilton Holding Co			2,189		185,574
Boston Beer Co Inc/The			491		248,127
Box Inc			6,091		159,513
Boyd Gaming Corp			4,856		318,376
Bright Health Group Inc			33,033		113,634
Bright Horizons Family Solutio			756		95,144
Brightview Holdings Inc			16,773		236,166
Brinker International Inc			4,031		147,487
Brink'S Co/The			6,150		403,224
Bristow Group Inc			7,758		245,697
Brixmor Property Group Inc			205,278		5,216,120
Broadridge Financial Solutions			562		102,769
Bruker Corp			1,242		104,223
Brunswick Corp/De			3,421		344,570
Builders Firstsource Inc			4,542		389,295
Burlington Stores Inc			783		228,192
Cable One Inc			156		274,675
Caci International Inc			1,118		301,051
Cactus Inc			2,877		109,683
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Caesars Entertainment Inc			17,773		1,662,271
	Callaway Golf Co			20,536		563,517
	Caredx Inc			1,817		82,646
	Carter'S Inc			1,647		166,756
	Casella Waste Systems Inc			6,485		553,949
	Casey'S General Stores Inc			715		141,085
	Catalent Inc			2,170		277,781
	Cavco Industries Inc			605		192,200
	Cboe Global Markets Inc			385		50,257
	Central Garden & Pet Co			16,275		778,754
	Certara Inc			2,120		60,243
	Championx Corp			104,658		2,115,131
	Change Healthcare Inc			35,221		753,019
	Charles River Laboratories Intl			598		225,344
	Chase Corp			1,088		108,353
	Chemed Corp			139		73,423
	Chemocentryx Inc			11,799		429,595
	Choice Hotels International Inc			1,954		304,803
	Churchill Downs Inc			1,836		442,333
	Cirrus Logic Inc			1,640		150,956
*	Citigroup Inc			10,444,652		630,752,559
	Clear Secure Inc			9,871		309,646
	Clearway Energy Inc			3,452		124,364
	Cleveland-Cliffs Inc			59,686		1,299,364
	Cmc Materials Inc			817		156,561
	Cno Financial Group Inc			51,920		1,237,772
	Coca-Cola Consolidated Inc			383		237,403
	Cogent Communications Holdings			2,009		147,012
	Cognex Corp			2,256		175,389
	Collegium Pharmaceutical Inc			34,946		652,794
	Columbia Banking System Inc			4,779		156,357
	Comfort Systems Usa Inc			2,417		239,165
	Commscope Holding Co Inc			18,464		203,837
	Commvault Systems Inc			2,455		169,213
	Concentrix Corp			13,713		2,449,391
	Conmed Corp			1,137		161,216
	Consensus Cloud Solutions Inc			672		38,887
	Core & Main Inc			46,129		1,399,550
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Corvel Corp			1,206		250,877
Cousins Properties Inc			55,583		2,238,896
Crocs Inc			8,003		1,026,102
Csw Industrials Inc			642		77,593
Curtiss-Wright Corp			6,055		839,601
Darling Ingredients Inc			24,867		1,723,011
Deciphera Pharmaceuticals Inc			1,301		12,711
Deckers Outdoor Corp			1,288		471,813
Delek Us Holdings Inc			14,076		211,004
Denali Therapeutics Inc			2,726		121,571
Design Therapeutics Inc			18,671		399,751
Dick'S Sporting Goods Inc			1,198		137,776
Digital Realty Trust Inc			14,556		2,574,504
Digital Turbine Inc			3,624		221,053
Digitalocean Holdings Inc			18,971		1,523,920
Diodes Inc			2,141		235,070
Domino'S Pizza Inc			88		49,585
Doubleverify Holdings Inc			10,053		334,580
Douglas Dynamics Inc			1,377		53,781
Doximity Inc			10,684		535,565
Dycom Industries Inc			21,167		1,984,652
Eagle Materials Inc			1,828		304,319
Eastgroup Properties Inc			30,707		6,996,588
Ecovyst Inc			12,977		132,884
Ehealth Inc			742		18,917
Element Solutions Inc			6,679		162,159
Emcor Group Inc			4,056		516,662
Emergent Biosolutions Inc			1,060		46,094
Employers Holdings Inc			4,474		185,138
Encore Capital Group Inc			8,387		520,921
Energizer Holdings Inc			15,875		636,569
Enersys			22,262		1,760,008
Enfusion Inc			21,367		447,426
Ensign Group Inc/The			4,742		398,112
Entegris Inc			15,596		2,161,287
Envestnet Inc			2,480		196,777
Envista Holdings Corp			18,986		855,497
Epam Systems Inc			5,117		3,420,780
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Eplus Inc			986		53,151
Equinix Inc			12,711		10,751,894
Equity Lifestyle Properties In			34,999		3,068,048
Essex Property Trust Inc			19,740		6,953,094
Euronet Worldwide Inc			2,260		269,267
Eventbrite Inc			63,901		1,114,442
Evercore Inc			5,960		809,640
Everi Holdings Inc			3,658		78,106
Exact Sciences Corp			1,463		113,845
Exelixis Inc			4,503		82,316
Exlservice Holdings Inc			2,145		310,487
Exponent Inc			4,130		482,052
Extra Space Storage Inc			40,677		9,222,650
Factset Research Systems Inc			280		135,873
Fair Isaac Corp			522		226,460
Fate Therapeutics Inc			2,139		125,136
Federal Agricultural Mortgage			3,197		396,213
Federal Realty Investment Trust			14,556		1,984,262
Federal Signal Corp			1,498		64,910
First American Financial Corp			2,364		184,963
First Bancorp/Southern Pines N			2,466		112,755
First Foundation Inc			31,052		771,956
First Hawaiian Inc			21,900		598,533
First Industrial Realty Trust			36,957		2,446,555
First Merchants Corp			31,062		1,301,192
Five9 Inc			1,156		158,772
Floor & Decor Holdings Inc			3,118		405,396
Flywire Corp			14,178		539,620
Focus Financial Partners Inc			40,737		2,432,825
Foot Locker Inc			12,296		536,476
Formfactor Inc			5,837		266,868
Fortinet Inc			480		172,605
Freshworks Inc			11,982		314,635
Frontdoor Inc			9,212		337,612
Fti Consulting Inc			3,641		558,661
Gartner Inc			374		125,177
Generation Bio Co			2,327		16,478
Gibraltar Industries Inc			2,369		157,988
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Global Blood Therapeutics Inc			2,449		71,689
Global Medical Reit Inc			132,997		2,360,700
Globus Medical Inc			3,606		260,385
Graco Inc			2,135		172,100
Graftech International Ltd			20,042		237,098
Graphic Packaging Holding Co			118,705		2,314,747
Gray Television Inc			9,461		190,742
Green Dot Corp			986		35,750
Gxo Logistics Inc			3,191		289,846
H&R Block Inc			5,489		129,310
Haemonetics Corp			4,134		219,247
Hain Celestial Group Inc/The			3,883		165,455
Halozyme Therapeutics Inc			6,464		259,919
Hanesbrands Inc			20,078		335,705
Hanover Insurance Group Inc			12,086		1,583,908
Harley-Davidson Inc			18,211		686,370
Harsco Corp			16,890		282,231
Hb Fuller Co			1,580		127,945
Healthcare Trust Of America In			50,348		1,681,103
Heidrick & Struggles International			19,869		868,887
Helmerich & Payne Inc			11,836		280,507
Herc Holdings Inc			990		155,059
Hexcel Corp			2,869		148,592
Hillenbrand Inc			5,255		273,202
Hilton Grand Vacations Inc			3,074		160,200
Hollyfrontier Corp			14,961		490,419
Honest Co Inc/The			60,906		492,730
Host Hotels & Resorts Inc			188,828		3,283,720
Hub Group Inc			2,601		219,107
Hydrofarm Holdings Group Inc			354		10,027
Iaa Inc			4,667		236,234
Icf International Inc			9,585		982,965
Icu Medical Inc			1,205		286,028
Igm Biosciences Inc			778		22,813
Independence Realty Trust Inc			131,176		3,388,268
Ingevity Corp			6,260		448,867
Innovative Industrial Properties			699		183,754
Insight Enterprises Inc			11,084		1,181,545
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Insmed Inc			31,522		858,670
Insperity Inc			2,185		258,027
Inspire Medical Systems Inc			936		215,234
Intellia Therapeutics Inc			2,085		246,505
Inter Parfums Inc			998		106,735
Interdigital Inc			6,822		488,694
Investors Bancorp Inc			19,363		293,352
Invitae Corp			5,519		84,283
Invitation Homes Inc			84,145		3,815,140
Ionis Pharmaceuticals Inc			2,430		73,953
Iovance Biotherapeutics Inc			20,329		388,074
Iridium Communications Inc			3,534		145,900
J & J Snack Foods Corp			1,156		182,636
Jamf Holding Corp			20,868		793,186
John B Sanfilippo & Son Inc			973		87,771
John Bean Technologies Corp			1,912		293,615
Kadant Inc			992		228,744
Kar Auction Services Inc			33,212		518,768
Karuna Therapeutics Inc			558		73,116
Kilroy Realty Corp			39,680		2,637,120
Knowbe4 Inc			55,598		1,275,425
Kodiak Sciences Inc			2,304		195,371
Korn Ferry			2,483		188,051
Kosmos Energy Ltd			105,067		363,532
Kulicke & Soffa Industries Inc			2,416		146,281
Kymera Therapeutics Inc			699		44,375
Kyndryl Holdings Inc			3,894		70,481
Landstar System Inc			1,817		325,315
Lantheus Holdings Inc			692		19,990
Lattice Semiconductor Corp			5,474		421,793
Lci Industries			5,462		851,452
Legalzoom.Com Inc			706		11,344
Lgi Homes Inc			1,643		253,883
Life Storage Inc			52,541		8,048,209
Life Time Group Holdings Inc			119,815		2,062,021
Lifestance Health Group Inc			77,181		734,763
Lincoln Electric Holdings Inc			1,010		140,926
Lindblad Expeditions Holdings			28,856		450,146
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Littelfuse Inc			1,007		317,023
Louisiana-Pacific Corp			3,202		250,882
Lpl Financial Holdings Inc			1,956		313,134
Lululemon Athletica Inc			8,617		3,373,319
Lulu'S Fashion Lounge Holdings			44,631		456,577
Lumentum Holdings Inc			1,134		119,970
Macerich Co/The			257,321		4,446,500
Madrigal Pharmaceuticals Inc			303		25,637
Magnolia Oil & Gas Corp			13,276		250,509
Manhattan Associates Inc			3,125		485,935
Maravai Lifesciences Holdings			3,205		134,292
Marketaxess Holdings Inc			548		225,440
Matador Resources Co			997		36,826
Maximus Inc			2,919		232,517
Maxlinear Inc			3,619		272,868
Mcgrath Rentcorp			715		57,378
Medifast Inc			3,295		690,055
Medpace Holdings Inc			2,083		453,298
Mercadolibre Inc			1,435		1,935,000
Mercury Systems Inc			881		48,488
Merit Medical Systems Inc			3,592		223,810
Meritage Homes Corp			3,010		367,444
Metropolitan Bank Holding Corp			300		31,910
Mettler-Toledo International Inc			2,180		3,699,134
Middlesex Water Co			2,066		248,518
Minerals Technologies Inc			2,001		146,367
Mirati Therapeutics Inc			1,247		182,934
Mirion Technologies Inc Cw25			40,338		100,845
Mks Instruments Inc			1,521		264,853
Modine Manufacturing Co			36,444		367,718
Modivcare Inc			866		128,370
Molina Healthcare Inc			1,040		330,929
Monolithic Power Systems Inc			324		160,085
Moog Inc			1,444		116,902
Morphic Holding Inc			599		28,384
Mr Cooper Group Inc			8,158		339,472
Msa Safety Inc			1,063		160,525
Murphy Usa Inc			722		143,829
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Myr Group Inc			13,180		1,457,014
Natera Inc			28,256		2,638,869
National Vision Holdings Inc			3,060		146,863
Navient Corp			27,358		580,533
Ncino Inc			900		49,353
Ncr Corp			21,200		852,212
Nelnet Inc			3,567		348,376
Neogenomics Inc			6,417		218,952
Neurocrine Biosciences Inc			1,082		92,182
Nevro Corp			17,585		1,425,607
Nexstar Media Group Inc			5,486		828,207
Nextera Energy Partners Lp			1,564		131,967
Nextier Oilfield Solutions Inc			26,973		95,756
Nmi Holdings Inc			14,874		324,998
Nurix Therapeutics Inc			817		23,645
Nuvasive Inc			984		51,666
Omnicell Inc			2,318		418,337
Onto Innovation Inc			1,765		178,699
Ormat Technologies Inc			687		54,474
Osi Systems Inc			322		29,964
Pacira Biosciences Inc			1,402		84,349
Pacwest Bancorp			8,855		399,996
Palomar Holdings Inc			1,097		71,073
Papa John'S International Inc			2,006		267,728
Parade Technologies Ltd			9,959		761,323
Paramount Group Inc			40,269		335,844
Patrick Industries Inc			3,385		273,118
Paylocity Holding Corp			814		192,174
Paymentus Holdings Inc			15,975		558,819
Pdc Energy Inc			46,103		2,248,901
Pebblebrook Hotel Trust			66,997		1,498,717
Pegasystems Inc			1,052		117,677
Pennant Group Inc/The			3,544		81,785
Pennymac Financial Services In			4,571		318,961
Penumbra Inc			828		237,822
Perficient Inc			1,598		206,546
Performance Food Group Co			21,004		963,902
Petco Health & Wellness Co Inc			52,719		1,043,304
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Petiq Inc			14,491		329,083
Phreesia Inc			1,308		54,491
Piedmont Lithium Inc			7,389		387,606
Piper Sandler Cos			8,387		1,497,176
Planet Fitness Inc			3,351		303,519
Pmv Pharmaceuticals Inc			21,267		491,273
Pool Corp			577		326,644
Portillo'S Inc			20,269		760,889
Portland General Electric Co			29,854		1,579,872
Power Integrations Inc			3,432		318,771
Pra Group Inc			7,066		354,789
Preferred Bank/Los Angeles Ca			2,588		185,793
Primerica Inc			2,791		427,730
Privia Health Group Inc			25,860		669,002
Proassurance Corp			12,890		326,120
Prog Holdings Inc			1,620		73,055
Prologis Inc			96,683		16,277,576
Provident Financial Services Inc			34,846		843,977
Ptc Inc			1,213		146,971
Ptc Therapeutics Inc			2,693		107,256
Purple Innovation Inc			47,826		634,655
Quaker Chemical Corp			869		200,470
Qualys Inc			1,912		262,372
Quanterix Corp			984		41,742
Quidel Corp			535		72,243
R1 Rcm Inc			8,695		221,625
Rackspace Technology Inc			7,819		105,321
Range Resources Corp			2,436		43,438
Ranpak Holdings Corp			1,636		61,499
Rapid7 Inc			1,816		213,749
Rbc Bearings Inc			1,041		210,330
Realogy Holdings Corp			20,681		347,650
Reata Pharmaceuticals Inc			667		17,581
Red Rock Resorts Inc			2,348		129,184
Regal Rexnord Corp			5,510		937,713
Repay Holdings Corp			2,272		41,519
Repligen Corp			1,727		457,468
Replimune Group Inc			1,688		45,756
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Resideo Technologies Inc			10,895		283,602
Resmed Inc			16,399		4,271,574
Retail Opportunity Investments			44,366		869,566
Revolve Group Inc			20,269		1,135,861
Rh			432		231,705
Rocket Pharmaceuticals Inc			1,614		35,223
Rush Enterprises Inc			25,261		1,405,525
Ryman Hospitality Properties I			33,984		3,125,180
Sage Therapeutics Inc			1,198		50,969
Saia Inc			1,574		530,342
Sally Beauty Holdings Inc			85,716		1,582,314
Sanderson Farms Inc			633		120,958
Sarepta Therapeutics Inc			1,715		154,468
Sba Communications Corp			5,782		2,249,503
Scholar Rock Holding Corp			1,512		37,550
Schweitzer-Mauduit Internation			11,336		338,932
Science Applications Internati			6,716		561,361
Scotts Miracle-Gro Co/The			936		150,625
Seagen Inc			5,033		778,139
Seaworld Entertainment Inc			2,364		153,352
Selectquote Inc			2,097		18,997
Sentinelone Inc			10,284		519,247
Shoals Technologies Group Inc			691		16,790
Shockwave Medical Inc			1,247		222,391
Signature Bank/New York Ny			1,046		338,475
Signify Health Inc			26,859		381,929
Simon Property Group Inc			13,559		2,166,310
Simply Good Foods Co/The			1,398		58,108
Siteone Landscape Supply Inc			1,707		413,661
Sitime Corp			9,128		2,670,284
Six Flags Entertainment Corp			1,341		57,097
Skechers Usa Inc			7,854		340,859
Slm Corp			59,213		1,164,734
Southstate Corp			2,079		166,532
Southwest Gas Holdings Inc			17,872		1,251,965
Spectrum Brands Holdings Inc			5,337		542,857
Spirit Realty Capital Inc			82,716		3,986,059
Sprout Social Inc			15,276		1,385,421
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sps Commerce Inc			2,574		366,413
Spx Corp			2,629		156,896
Ss&C Technologies Holdings Inc			2,265		185,644
Staar Surgical Co			3,295		300,826
Standard Motor Products Inc			2,983		156,300
Starwood Property Trust Inc			18,388		446,820
Steelcase Inc			13,980		163,851
Stepan Co			634		78,803
Sterling Bancorp/De			103,840		2,678,031
Sterling Check Corp			31,712		650,415
Steven Madden Ltd			11,330		526,483
Stride Inc			20,288		676,190
Sun Communities Inc			22,881		4,804,260
Sun Country Airlines Holdings			20,069		546,882
Supernus Pharmaceuticals Inc			2,226		64,898
Surgery Partners Inc			1,791		95,670
Synaptics Inc			669		193,673
Syneos Health Inc			30,580		3,139,940
Synovus Financial Corp			11,573		554,007
Tandem Diabetes Care Inc			2,604		391,952
Targa Resources Corp			2,400		125,392
Taylor Morrison Home Corp			37,442		1,308,982
Td Synnex Corp			13,568		1,551,646
Techtarget Inc			1,935		185,104
Tegna Inc			28,780		534,150
Teledyne Technologies Inc			451		197,170
Tempur Sealy International Inc			16,559		778,745
Teradata Corp			3,818		162,155
Terex Corp			6,258		275,054
Terminix Global Holdings Inc			4,079		184,480
Terreno Realty Corp			72,955		6,222,338
Texas Pacific Land Corp			276		344,158
Texas Roadhouse Inc			2,826		252,273
Tg Therapeutics Inc			2,787		52,975
Thredup Inc			24,163		308,317
Thryv Holdings Inc			2,097		86,240
Titan Machinery Inc			27,558		928,413
Toll Brothers Inc			3,304		239,170
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Topbuild Corp			1,968		542,982
Toro Co/The			2,135		213,279
Travel + Leisure Co			10,349		571,992
Trex Co Inc			2,479		334,763
Ttec Holdings Inc			6,065		549,154
Turning Point Brands Inc			4,498		169,937
Turning Point Therapeutics Inc			1,685		80,394
Twist Bioscience Corp			1,211		93,730
2Seventy Bio Inc			1		9
Tyler Technologies Inc			420		226,128
Ubiquiti Inc			495		151,889
Udr Inc			98,003		5,879,210
Ufp Industries Inc			3,156		290,396
Ultra Clean Holdings Inc			8,520		488,699
Ultragenyx Pharmaceutical Inc			3,377		283,955
Umpqua Holdings Corp			17,477		336,259
Unifirst Corp/Ma			398		83,820
Unisys Corp			19,899		409,329
United Community Banks Inc/Ga			66,298		2,382,743
Universal Corp/Va			6,297		345,847
Upwork Inc			1,839		62,826
Us Physical Therapy Inc			1,437		137,285
Vail Resorts Inc			825		270,428
Valley National Bancorp			31,172		428,614
Valvoline Inc			27,849		1,038,492
Ventas Inc			99,897		5,106,756
Viad Corp			2,463		105,400
Vici Properties Inc			230,801		6,949,416
Victoria'S Secret & Co			1,098		61,000
Viper Energy Partners Lp			17,668		376,500
Vital Farms Inc			26,260		474,247
Vroom Inc			31,551		340,439
Wabash National Corp			11,115		216,962
Walker & Dunlop Inc			4,778		720,850
Watsco Inc			513		160,573
Watts Water Technologies Inc			1,281		248,737
Welltower Inc			27,218		2,334,450
Wendy'S Co/The			9,368		223,416
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Werner Enterprises Inc			3,541		168,742
Wesco International Inc			20,475		2,694,363
West Pharmaceutical Services I			598		280,505
Western Alliance Bancorp			3,284		353,516
Whiting Petroleum Corp			3,391		219,315
Wintrust Financial Corp			2,044		185,622
Woodward Inc			1,249		136,724
Workiva Inc			1,166		152,178
World Fuel Services Corp			39,696		1,050,774
Xencor Inc			2,653		106,435
Xometry Inc			529		27,121
Xpo Logistics Inc			1,707		132,201
Yelp Inc			12,390		449,010
Yum China Holdings Inc			34,530		1,720,964
Zebra Technologies Corp			358		213,348
Zentalis Pharmaceuticals Inc			796		66,893
Ziff Davis Inc			1,365		151,312
Zurn Water Solutions Corp			24,562		894,062
Zynga Inc			21,884		140,059
Total U.S. equities					$1,002,332,996

Synthetic guaranteed investment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Credit Bond Index Fund			1,293,006		$17,003,502
Asset-Backed Securities Index Fund			1,196,707		45,329,913
Commercial Mortgage-Backed Securities Index Fund			528,261		17,699,436
GOV1-3A (#101089)			304,496		38,250,376
Intermediate Government Bond Index Fund			300,066		14,161,693
Intermediate Term Credit Bond Index Fund			1,268,392		80,715,545
Mortgage-Backed Securities (MBS) Index Fund			1,238,729		70,060,924
Total Voya Retirement Ins & Annuity Co 60266					$283,221,389

Prudential GA-62194
Abb Fin Usa Inc	2.88%	5/8/2022	39,945		$40,441
Abbvie Inc	3.20%	11/21/2029	853,830		917,966
Aep Texas Inc	2.10%	7/1/2030	559,234		545,561
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Aetna Inc	2.75%	11/15/2022	134,815		137,047
	Altria Grp Inc	4.00%	1/31/2024	239,672		257,033
	Ameren Illinois Co	3.80%	5/15/2028	269,631		299,100
	American Intl Grp Inc	3.75%	7/10/2025	199,726		217,796
	American Intl Grp Inc	3.90%	4/1/2026	344,528		377,527
	Amgen Inc	2.60%	8/19/2026	59,918		63,049
	Anheuser Busch Inbev Worldwide Inc	4.75%	1/23/2029	369,494		438,219
	Anthem Inc	3.65%	12/1/2027	219,699		241,762
	Anthem Inc	2.25%	5/15/2030	194,733		195,110
	Apple Inc	3.25%	2/23/2026	129,822		140,412
	Arch Cap Fin Llc	4.01%	12/15/2026	24,966		27,474
	Ascension Hlth	2.53%	11/15/2029	119,836		125,361
	At&T Inc	2.30%	6/1/2027	254,651		260,069
	At&T Inc	2.55%	12/1/2033	307,579		302,345
	Atlantic City Elec Co	2.30%	3/15/2031	84,884		86,091
	Automatic Data Processing Inc	1.70%	5/15/2028	94,870		94,899
	Autonation Inc	1.95%	8/1/2028	69,904		68,947
	Autozone Inc	2.88%	1/15/2023	99,863		102,738
	Autozone Inc	3.75%	4/18/2029	49,932		55,066
	Avangrid Inc	3.20%	4/15/2025	374,487		396,595
	Banco Santander Sa	3.80%	2/23/2028	399,453		438,819
	Banco Santander Sa	3.49%	5/28/2030	399,453		424,598
	Bank Of Amer Corp	4.00%	1/22/2025	179,754		195,367
	Bank Of Amer Corp	3.95%	4/21/2025	409,439		440,995
	Bank Of Amer Corp	3.97%	3/5/2029	1,133,447		1,257,063
	Bank Of Amer Corp	3.97%	2/7/2030	249,658		279,561
	Bank Of Amer Corp	2.50%	2/13/2031	923,734		936,996
	Bank Of Amer Corp	2.69%	4/22/2032	24,966		25,521
*	Bank Of Ny Mellon Corp	3.40%	5/15/2024	129,822		137,243
	Bank_19-Bn22	2.73%	11/15/2062	474,350		493,468
	Bank_21-Bn31	1.77%	2/15/2054	998,632		971,217
	Bank_21-Bn37	2.37%	11/15/2064	599,179		609,208
	Barclays Plc	4.34%	1/10/2028	374,487		417,894
	Barclays Plc	4.97%	5/16/2029	109,850		126,477
	Barclays Plc	3.93%	5/7/2025	499,316		528,555
	Bat Cap Corp	3.56%	8/15/2027	59,918		63,690
	Bat Cap Corp	4.70%	4/2/2027	54,925		61,179
	Bbcms_19-C4	2.66%	8/15/2052	599,179		615,309
	Bbcms_20-C8	1.62%	10/15/2053	848,837		831,806
	Becton Dickinson & Co	3.73%	12/15/2024	159,781		170,165
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Berkshire Hathaway Inc	2.75%	3/15/2023	294,596		303,410
Berry Global Inc	1.57%	1/15/2026	99,863		98,470
Bmark_20-B17	2.04%	3/15/2053	1,198,358		1,187,726
Bmark_20-B18	1.67%	7/15/2053	699,042		671,221
Boeing Co	2.25%	6/15/2026	104,856		105,573
Boeing Co	3.10%	5/1/2026	29,959		31,395
Boeing Co	2.70%	2/1/2027	424,419		437,741
Boeing Co	4.51%	5/1/2023	99,863		104,808
Boeing Co	2.20%	2/4/2026	249,658		251,857
Broadcom Inc	4.11%	9/15/2028	525,280		583,251
Broadcom Inc	3.15%	11/15/2025	58,919		62,115
Broadcom Inc	3.42%	4/15/2033	190,739		200,701
Broadstone Net Lease Inc	2.60%	9/15/2031	194,733		191,589
Burlington Northern Santa Fe Llc	3.40%	9/1/2024	154,788		165,114
Capital One Bk Usa Na	3.38%	2/15/2023	144,802		150,624
Carlisle Cos Inc	2.20%	3/1/2032	289,603		281,055
Cash	—%		1,140,375		1,140,375
Cenovus Energy Inc	2.65%	1/15/2032	99,863		98,701
Centerpoint Energy Houston Elec	2.25%	8/1/2022	84,884		86,175
Centerpoint Energy Inc	2.95%	3/1/2030	149,795		156,386
Chait_12-A7	2.16%	9/15/2024	798,906		809,355
Charter Comms Operating Llc Cap	4.46%	7/23/2022	349,521		361,598
Charter Comms Operating Llc Cap	5.05%	3/30/2029	314,569		365,893
Charter Comms Operating Llc Cap	2.80%	4/1/2031	374,487		374,386
Chevron Corp	2.36%	12/5/2022	124,829		126,609
Chubb Ina Hldgs Inc	2.70%	3/13/2023	254,651		262,515
Cigna Corp	4.50%	2/25/2026	464,364		521,973
Cigna Corp	2.40%	3/15/2030	429,412		435,929
Cintas Corp No 2	3.70%	4/1/2027	124,829		137,850
Cleveland Elec Illuminating Co	5.50%	8/15/2024	149,795		168,441
Cna Finl Corp	3.95%	5/15/2024	204,720		217,141
Comcast Corp	3.70%	4/15/2024	109,850		117,562
Comcast Corp	4.15%	10/15/2028	69,904		80,033
Comm_15-Cr25	3.51%	8/10/2048	546,965		568,498
Comm_15-Pc1	3.62%	7/10/2050	384,381		395,815
Comm_16-Dc2	3.50%	2/10/2049	622,472		661,961
Comm_16-Dc2	3.77%	2/10/2049	699,042		752,570
Commonwealth Edison Co	3.70%	8/15/2028	159,781		178,042
Conocophillips	4.30%	8/15/2028	99,863		114,104
Constellation Brands Inc	3.70%	12/6/2026	79,891		86,851
Constellation Brands Inc	4.40%	11/15/2025	59,918		66,309
Constellation Brands Inc	2.25%	8/1/2031	144,802		143,069
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Continental Airlines Inc	4.15%	4/11/2024	20,330		21,221
Continental Airlines Inc	4.00%	10/29/2024	63,039		65,915
Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	524,282		582,360
Csail_15-C3	3.45%	8/15/2048	470,274		490,144
Csail_16-C5	3.76%	11/15/2048	369,494		396,588
Csail_16-C7	3.21%	11/15/2049	482,070		503,442
Cubesmart Lp	2.25%	12/15/2028	84,884		85,362
Cvs Hlth Corp	4.30%	3/25/2028	156,785		178,006
Diamondback Energy Inc	3.50%	12/1/2029	4,993		5,312
Diamondback Energy Inc	3.13%	3/24/2031	204,720		213,080
Discover Finl Svcs	3.85%	11/21/2022	364,501		375,763
Discovery Comm Llc	3.95%	3/20/2028	719,015		789,545
Dowdupont Inc	4.49%	11/15/2025	174,761		194,105
Dte Elec Co	2.25%	3/1/2030	134,815		136,474
Dte Energy Co	2.53%	10/1/2024	144,802		150,210
Duke Energy Carolinas Llc	3.95%	11/15/2028	239,672		268,326
Duke Energy Fl Llc	1.75%	6/15/2030	149,795		144,516
Eastman Chemical Co	3.80%	3/15/2025	64,911		70,080
Emera Us Fin Lp	3.55%	6/15/2026	274,624		292,608
Emera Us Fin Lp	2.64%	6/15/2031	224,692		223,210
Energy Transfer Lp	4.75%	1/15/2026	331,546		370,003
Energy Transfer Lp	3.90%	7/15/2026	449,384		492,850
Entergy Louisiana Llc	2.40%	10/1/2026	99,863		102,984
Enterprise Products Operating Llc	3.35%	3/15/2023	379,480		392,407
Enterprise Products Operating Llc	3.13%	7/31/2029	199,726		215,009
Eog Resources Inc	3.15%	4/1/2025	34,952		37,018
Equifax Inc	2.60%	12/1/2024	269,631		279,663
Equifax Inc	2.35%	9/15/2031	274,624		273,887
Evergy Inc	2.90%	9/15/2029	299,590		310,252
Eversource Energy	1.65%	8/15/2030	54,925		51,845
Expedia Grp Inc	4.63%	8/1/2027	249,658		283,769
Fgold 15Yr	4.00%	6/1/2026	53,848		56,926
Fgold 15Yr	4.00%	7/1/2026	33,357		35,264
Fgold 15Yr	2.50%	8/1/2028	88,023		91,347
Fgold 15Yr	3.00%	8/1/2029	121,926		128,207
Fgold 15Yr	2.50%	4/1/2031	132,414		137,772
Fgold 15Yr	2.50%	7/1/2031	104,159		108,464
Fgold 15Yr Giant	3.00%	1/1/2032	230,597		243,389
Fgold 15Yr Giant	2.00%	1/1/2032	132,978		136,582
Fgold 15Yr Giant	2.50%	12/1/2031	94,763		98,494
Fgold 20Yr	3.00%	1/1/2037	103,761		109,163
Fgold 20Yr	3.50%	11/1/2037	84,319		90,092
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fgold 20Yr	3.00%	12/1/2037	75,935		79,742
Fgold 30Yr	3.00%	12/1/2042	212,145		224,167
Fgold 30Yr	3.00%	10/1/2042	124,185		131,222
Fgold 30Yr	3.00%	1/1/2043	385,988		407,862
Fgold 30Yr	4.00%	11/1/2040	75,379		82,443
Fgold 30Yr	4.00%	12/1/2040	228,191		249,577
Fgold 30Yr	5.00%	8/1/2041	218,891		246,854
Fgold 30Yr	5.00%	7/1/2041	41,122		46,375
Fgold 30Yr Giant	5.50%	1/1/2035	27,131		30,932
Fgold 30Yr Giant	4.50%	6/1/2039	32,290		35,700
Fgold 30Yr Giant	4.00%	11/1/2039	106,945		116,961
Fgold 30Yr Giant	4.50%	12/1/2039	61,132		67,589
Fgold 30Yr Giant	5.50%	1/1/2040	34,439		39,367
Fgold 30Yr Giant	4.00%	12/1/2040	82,336		90,053
Fgold 30Yr Giant	4.00%	12/1/2040	90,241		98,699
Fgold 30Yr Giant	4.00%	2/1/2041	179,986		196,855
Fgold 30Yr Giant	4.50%	4/1/2041	281,375		311,192
Fgold 30Yr Giant	3.00%	6/1/2042	107,090		113,159
Fgold 30Yr Giant	3.50%	9/1/2042	186,865		202,310
Fgold 30Yr Giant	3.50%	7/1/2047	222,457		236,429
Fgold 30Yr Giant	4.00%	8/1/2047	117,679		126,448
Fgold 30Yr Giant	4.50%	8/1/2047	132,953		144,369
Fgold 30Yr Giant	3.50%	10/1/2047	110,820		117,780
Fgold 30Yr Giant	3.50%	1/1/2048	132,847		141,191
Fgold 30Yr Giant	5.50%	6/1/2038	148,849		170,553
Fgold 30Yr Giant	4.50%	10/1/2039	137,288		151,788
Fgold 30Yr Giant	4.50%	11/1/2039	26,476		29,272
Fgold 30Yr Giant	3.50%	5/1/2045	294,318		315,167
Fgold 30Yr Giant	4.00%	11/1/2045	190,206		206,308
Fgold 30Yr Giant	3.50%	12/1/2045	468,085		501,242
Fgold 30Yr Giant	4.00%	12/1/2046	152,916		165,633
Fgold 30Yr Giant	3.00%	1/1/2047	268,566		281,997
Fgold 30Yr Giant	3.00%	2/1/2047	594,827		624,574
Fhlmc 20Yr Umbs	2.00%	6/1/2040	419,236		424,773
Fhlmc 30Yr Umbs	3.00%	1/1/2050	256,987		267,194
Fhlmc 30Yr Umbs	2.50%	10/1/2051	2,526,948		2,591,621
Fhlmc 30Yr Umbs Mirror	2.50%	10/1/2046	67,435		69,525
Fhlmc 30Yr Umbs Mirror	4.00%	7/1/2048	22,914		24,475
Fhlmc 30Yr Umbs Mirror	4.50%	12/1/2048	168,000		180,565
Fhlmc 30Yr Umbs Super	2.00%	9/1/2050	448,742		449,319
Fhlmc 30Yr Umbs Super	1.50%	11/1/2050	424,245		412,081
Fhlmc 30Yr Umbs Super	2.00%	12/1/2050	1,767,005		1,769,279
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhlmc 30Yr Umbs Super	2.00%	3/1/2051	486,673		486,559
Fhlmc 30Yr Umbs Super	2.50%	4/1/2051	1,608,877		1,646,932
Fhlmc 30Yr Umbs Super	2.00%	5/1/2051	515,175		515,055
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	192,131		202,024
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	293,925		308,997
Fhlmc Gold 30Yr	2.50%	1/1/2043	164,041		169,677
Fhlmc Gold 30Yr	3.00%	2/1/2043	319,473		339,201
Fhlmc Gold 30Yr	3.50%	9/1/2043	274,775		295,571
Fhlmc Gold 30Yr	3.50%	12/1/2046	104,492		112,070
Fhlmc Gold 30Yr	4.50%	7/1/2047	66,110		71,787
Fhlmc Gold 30Yr	4.00%	1/1/2048	218,115		234,363
Fhms_K082	3.92%	9/25/2028	164,774		187,088
Fiserv Inc	3.50%	10/1/2022	78,892		80,697
Fiserv Inc	3.85%	6/1/2025	154,788		165,951
Fiserv Inc	2.75%	7/1/2024	19,973		20,938
Fmc Corp	3.45%	10/1/2029	299,590		322,198
Fnma	0.50%	6/17/2025	444,391		435,754
Fnma	1.63%	1/7/2025	264,637		271,487
Fnma 15Yr	3.00%	5/1/2027	177,427		186,080
Fnma 20Yr	4.50%	6/1/2031	83,647		90,924
Fnma 30Yr	5.50%	5/1/2037	38,546		43,942
Fnma 30Yr	5.50%	6/1/2033	52,347		59,316
Fnma 30Yr	5.50%	10/1/2033	65,867		74,591
Fnma 30Yr	4.00%	12/1/2040	120,029		131,236
Fnma 30Yr	4.00%	1/1/2041	154,428		168,846
Fnma 30Yr	4.50%	2/1/2041	341,896		378,014
Fnma 30Yr	4.00%	2/1/2041	81,237		89,254
Fnma 30Yr	4.00%	1/1/2042	187,075		204,567
Fnma 30Yr	5.00%	12/1/2034	119,217		134,588
Fnma 30Yr	4.50%	5/1/2039	44,841		49,560
Fnma 30Yr	5.50%	4/1/2034	56,391		64,086
Fnma 30Yr	5.00%	4/1/2034	265,408		296,840
Fnma 30Yr	5.50%	9/1/2034	54,721		62,195
Fnma 30Yr	5.00%	7/1/2035	77,996		88,052
Fnma 30Yr	5.50%	2/1/2035	96,319		109,232
Fnma 30Yr	6.50%	12/1/2037	36,411		42,709
Fnma 30Yr	6.00%	5/1/2038	159,229		184,747
Fnma 30Yr	4.00%	9/1/2040	75,509		82,558
Fnma 30Yr	5.50%	3/1/2038	56,400		64,433
Fnma 30Yr	4.00%	3/1/2039	25,362		27,731
Fnma 30Yr	4.50%	2/1/2041	338,745		374,530
Fnma 30Yr	4.50%	3/1/2041	111,290		123,062
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr	3.50%	5/1/2042	278,117		301,956
Fnma 30Yr	4.50%	9/1/2039	43,399		47,967
Fnma 30Yr	4.00%	7/1/2040	39,809		43,528
Fnma 30Yr	3.50%	6/1/2039	77,720		83,604
Fnma 30Yr	4.00%	10/1/2040	30,993		33,887
Fnma 15Yr	3.00%	8/1/2028	133,625		140,178
Fnma 15Yr	3.00%	12/1/2030	94,576		99,425
Fnma 15Yr	2.00%	8/1/2031	153,066		157,161
Fnma 15Yr	2.50%	7/1/2028	82,168		85,248
Fnma 15Yr	2.50%	8/1/2028	97,434		101,086
Fnma 15Yr	2.50%	8/1/2028	8,644		8,968
Fnma 15Yr	3.00%	11/1/2028	76,648		80,407
Fnma 15Yr	2.50%	2/1/2029	49,866		51,735
Fnma 15Yr	2.50%	7/1/2030	64,017		66,497
Fnma 15Yr	3.50%	12/1/2030	48,443		51,332
Fnma 15Yr	3.50%	3/1/2033	72,353		76,705
Fnma 15Yr	3.50%	5/1/2033	171,034		181,321
Fnma 15Yr Umbs	2.00%	5/1/2036	904,107		928,298
Fnma 20Yr	3.00%	11/1/2036	269,477		283,352
Fnma 20Yr Umbs	2.00%	8/1/2040	479,782		486,109
Fnma 20Yr Umbs	2.00%	1/1/2041	1,360,941		1,378,765
Fnma 20Yr Umbs	2.00%	2/1/2041	508,540		515,200
Fnma 20Yr Umbs	2.00%	5/1/2041	5,623,273		5,699,056
Fnma 20Yr Umbs	2.50%	5/1/2041	1,620,768		1,675,523
Fnma 20Yr Umbs	2.50%	6/1/2041	1,971,217		2,037,811
Fnma 30Yr	3.00%	10/1/2043	23,488		24,791
Fnma 30Yr	3.50%	8/1/2042	310,470		335,996
Fnma 30Yr	3.50%	5/1/2042	509,258		547,787
Fnma 30Yr	3.00%	12/1/2042	158,865		169,420
Fnma 30Yr	3.00%	1/1/2043	318,914		338,438
Fnma 30Yr	3.00%	2/1/2043	337,937		356,686
Fnma 30Yr	3.00%	7/1/2043	166,816		176,071
Fnma 30Yr	3.50%	3/1/2043	268,668		290,749
Fnma 30Yr	3.00%	10/1/2043	71,801		75,785
Fnma 30Yr	4.00%	9/1/2044	115,088		125,577
Fnma 30Yr	4.00%	7/1/2045	99,056		107,407
Fnma 30Yr	3.50%	5/1/2045	305,484		328,456
Fnma 30Yr	3.50%	6/1/2045	387,431		414,755
Fnma 30Yr	4.00%	12/1/2045	170,104		184,444
Fnma 30Yr	3.50%	4/1/2046	182,342		194,808
Fnma 30Yr	4.00%	7/1/2046	50,312		54,468
Fnma 30Yr	2.50%	9/1/2046	190,393		196,290
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr	3.00%	11/1/2046	234,718		246,358
Fnma 30Yr	3.00%	12/1/2046	66,445		69,740
Fnma 30Yr	3.50%	12/1/2046	295,535		315,740
Fnma 30Yr	3.00%	1/1/2047	727,811		763,903
Fnma 30Yr	4.00%	2/1/2047	319,468		345,860
Fnma 30Yr	3.00%	9/1/2043	56,016		59,124
Fnma 30Yr	4.00%	10/1/2043	59,186		64,533
Fnma 30Yr	3.00%	10/1/2046	361,378		379,298
Fnma 30Yr	3.50%	9/1/2047	235,281		252,609
Fnma 30Yr	4.00%	1/1/2048	135,032		145,051
Fnma 30Yr	4.50%	11/1/2048	102,804		110,469
Fnma 30Yr	3.50%	8/1/2048	83,703		88,587
Fnma 30Yr	3.50%	9/1/2042	104,479		112,383
Fnma 30Yr	3.50%	6/1/2042	973,856		1,053,612
Fnma 30Yr	3.00%	10/1/2042	155,499		164,235
Fnma 30Yr	3.50%	11/1/2042	350,942		377,494
Fnma 30Yr	3.00%	12/1/2042	283,789		299,732
Fnma 30Yr	3.00%	1/1/2043	81,567		86,274
Fnma 30Yr	3.00%	1/1/2043	222,674		235,525
Fnma 30Yr	3.00%	1/1/2043	249,022		263,012
Fnma 30Yr	3.00%	3/1/2043	383,140		408,626
Fnma 30Yr	3.50%	1/1/2046	129,174		138,284
Fnma 30Yr	4.50%	12/1/2048	63,275		67,993
Fnma 30Yr	3.00%	11/1/2046	220,360		231,287
Fnma 30Yr	3.00%	1/1/2047	279,598		293,464
Fnma 30Yr	3.50%	8/1/2047	158,332		168,220
Fnma 30Yr	4.00%	10/1/2047	522,325		561,078
Fnma 30Yr	3.50%	11/1/2047	394,603		419,245
Fnma 30Yr	4.50%	3/1/2048	82,337		89,378
Fnma 30Yr	4.00%	2/1/2048	117,658		126,387
Fnma 30Yr	4.00%	4/1/2048	237,988		254,196
Fnma 30Yr Umbs	3.00%	2/1/2050	312,992		325,048
Fnma 30Yr Umbs	3.00%	6/1/2050	376,628		391,135
Fnma 30Yr Umbs	2.50%	8/1/2050	1,590,643		1,627,726
Fnma 30Yr Umbs	2.00%	12/1/2050	350,373		350,835
Fnma 30Yr Umbs	1.50%	9/1/2050	944,364		917,289
Fnma 30Yr Umbs	2.00%	9/1/2050	934,846		936,049
Fnma 30Yr Umbs	2.50%	9/1/2050	1,426,457		1,459,712
Fnma 30Yr Umbs	1.50%	10/1/2050	80,956		78,635
Fnma 30Yr Umbs	2.00%	10/1/2050	859,537		860,643
Fnma 30Yr Umbs	2.50%	10/1/2050	2,365,156		2,420,296
Fnma 30Yr Umbs	2.00%	11/1/2050	1,307,213		1,308,895
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr Umbs	1.50%	1/1/2051	960,688		933,145
Fnma 30Yr Umbs	2.00%	1/1/2051	446,237		446,811
Fnma 30Yr Umbs	1.50%	12/1/2050	1,867,995		1,814,440
Fnma 30Yr Umbs	2.00%	2/1/2051	1,936,853		1,939,345
Fnma 30Yr Umbs	2.00%	3/1/2051	972,571		972,344
Fnma 30Yr Umbs	2.50%	4/1/2051	1,874,845		1,919,173
Fnma 30Yr Umbs	2.00%	5/1/2051	506,261		506,143
Fnma 30Yr Umbs Super	3.50%	11/1/2048	398,106		422,966
Fnma 30Yr Umbs Super	2.50%	4/1/2051	843,508		866,117
Fortis Inc	3.06%	10/4/2026	40,944		43,040
General Dynamics Corp	2.25%	11/15/2022	139,808		141,776
General Motors Fin Co Inc	4.00%	1/15/2025	254,651		275,916
General Motors Fin Co Inc	3.60%	6/21/2030	773,940		826,931
Georgia Pwr Co	2.85%	5/15/2022	174,761		177,022
Glaxosmithkline Cap Inc	2.80%	3/18/2023	14,979		15,474
Gnma 30Yr	3.50%	1/15/2042	163,293		174,865
Gnma 30Yr	4.50%	11/15/2039	50,999		56,658
Gnma 30Yr	4.50%	4/15/2040	119,798		133,164
Gnma 30Yr	5.00%	5/15/2035	42,490		47,337
Gnma 30Yr	5.50%	4/15/2038	23,695		26,241
Gnma 30Yr	5.50%	6/15/2038	79,608		89,308
Gnma 30Yr Platinum	5.00%	7/15/2039	60,446		67,831
Gnma 30Yr	3.00%	11/15/2042	241,405		255,745
Gnma 30Yr	3.00%	12/20/2049	266,986		277,665
Gnma 30Yr	3.50%	5/15/2043	98,781		105,799
Gnma 30Yr	3.00%	3/15/2043	90,776		96,186
Gnma2 15Yr	3.00%	3/20/2027	39,681		41,579
Gnma2 30Yr	4.00%	4/20/2042	48,884		53,480
Gnma2 30Yr	3.00%	8/20/2042	91,470		97,012
Gnma2 30Yr	3.50%	8/20/2042	276,436		297,491
Gnma2 30Yr	3.00%	9/20/2042	187,316		198,666
Gnma2 30Yr	3.50%	9/20/2042	223,586		240,616
Gnma2 30Yr	3.50%	10/20/2042	221,937		238,841
Gnma2 30Yr	3.00%	12/20/2042	96,447		102,291
Gnma2 30Yr	3.00%	1/20/2043	133,961		142,077
Gnma2 30Yr	3.50%	5/20/2043	284,909		307,034
Gnma2 30Yr	4.50%	6/20/2044	149,596		166,445
Gnma2 30Yr	3.50%	10/20/2044	235,670		250,232
Gnma2 30Yr	4.00%	10/20/2044	180,924		196,600
Gnma2 30Yr	3.00%	12/20/2044	55,456		58,445
Gnma2 30Yr	3.50%	4/20/2046	163,031		172,553
Gnma2 30Yr	3.50%	4/20/2045	278,322		295,663
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	3.50%	6/20/2045	112,405		119,409
Gnma2 30Yr	3.00%	8/20/2045	135,827		142,841
Gnma2 30Yr	3.00%	9/20/2045	130,537		137,278
Gnma2 30Yr	4.00%	12/20/2045	299,713		324,479
Gnma2 30Yr	3.00%	5/20/2046	187,945		196,940
Gnma2 30Yr	4.00%	5/20/2046	146,489		158,593
Gnma2 30Yr	3.00%	7/20/2046	432,940		453,661
Gnma2 30Yr	3.50%	7/20/2046	126,228		133,600
Gnma2 30Yr	3.50%	8/20/2046	143,426		151,804
Gnma2 30Yr	3.50%	9/20/2046	150,594		159,390
Gnma2 30Yr	3.00%	10/20/2046	365,172		382,649
Gnma2 30Yr	4.00%	10/20/2046	58,392		62,881
Gnma2 30Yr	3.50%	11/20/2046	47,518		50,293
Gnma2 30Yr	4.00%	11/20/2046	70,097		75,485
Gnma2 30Yr	2.50%	12/20/2046	93,220		96,266
Gnma2 30Yr	3.00%	12/20/2046	388,069		406,642
Gnma2 30Yr	3.50%	12/20/2046	508,393		538,087
Gnma2 30Yr	4.00%	3/20/2047	148,630		160,056
Gnma2 30Yr	3.50%	8/20/2048	87,823		92,416
Gnma2 30Yr	3.50%	6/20/2047	64,927		68,352
Gnma2 30Yr	3.50%	7/20/2047	191,192		201,278
Gnma2 30Yr	4.00%	8/20/2047	191,185		204,241
Gnma2 30Yr	3.50%	8/20/2047	132,204		139,178
Gnma2 30Yr	4.00%	9/20/2047	226,926		242,246
Gnma2 30Yr	3.50%	11/20/2047	358,111		377,004
Gnma2 30Yr	4.00%	12/20/2047	94,106		100,237
Gnma2 30Yr	3.00%	1/20/2048	167,629		175,226
Gnma2 30Yr	4.00%	1/20/2048	138,476		147,389
Gnma2 30Yr	4.50%	1/20/2048	97,273		104,864
Gnma2 30Yr	4.50%	2/20/2048	91,242		98,450
Gnma2 30Yr	3.00%	10/20/2049	61,445		63,918
Gnma2 30Yr	3.50%	12/20/2048	191,591		201,611
Gnma2 30Yr	3.00%	7/20/2049	199,923		208,232
Gnma2 30Yr	3.00%	9/20/2049	221,041		230,055
Gnma2 30Yr	3.50%	12/20/2049	150,234		157,102
Gnma2 30Yr	2.00%	3/20/2051	455,953		461,469
Gnma2 30Yr	2.50%	3/20/2051	2,638,928		2,712,325
Gnma2 30Yr	2.50%	5/20/2051	1,912,517		1,965,711
Gnma2 30Yr	5.00%	8/20/2039	31,279		35,639
Gnma2 30Yr	4.50%	5/20/2040	120,507		134,552
Gnma2 30Yr	4.50%	7/20/2040	75,175		83,937
Gnma2 30Yr	4.00%	9/20/2040	89,300		97,807
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	4.00%	10/20/2040	140,675		154,075
Gnma2 30Yr	4.50%	10/20/2040	87,191		97,353
Gnma2 30Yr	4.50%	12/20/2040	126,278		140,996
Gnma2 30Yr	4.00%	2/20/2041	31,983		35,030
Gnma2 30Yr	4.00%	1/20/2041	57,417		62,886
Gnma2 30Yr	4.00%	3/20/2041	92,626		101,422
Gnma2 30Yr	5.00%	4/20/2041	111,544		127,063
Gnma2 30Yr	4.50%	8/20/2041	109,262		121,911
Gnma2 30Yr	4.50%	7/20/2041	36,312		40,515
Goldman Sachs Grp Inc	3.85%	1/26/2027	504,309		551,279
Goldman Sachs Grp Inc	4.22%	5/1/2029	474,350		530,859
Goldman Sachs Grp Inc	1.99%	1/27/2032	514,295		497,185
Goldman Sachs Grp Inc	2.62%	4/22/2032	154,788		156,588
Goldman Sachs Grp Inc	3.50%	11/16/2026	169,767		181,784
Halliburton Co	3.80%	11/15/2025	89,877		97,455
Hcp Inc	3.00%	1/15/2030	119,836		127,496
Helmerich & Payne Inc	2.90%	9/29/2031	149,795		149,145
Hsbc Hldgs Plc	4.58%	6/19/2029	364,501		409,166
Hsbc Hldgs Plc	2.63%	11/7/2025	109,850		113,222
Hydro Quebec	8.05%	7/7/2024	69,904		83,977
Indonesia Rep Of	3.50%	1/11/2028	449,384		492,592
Ingersoll Rand Global Hldg Co Ltd	4.25%	6/15/2023	99,863		104,733
Intuit Inc	1.35%	7/15/2027	29,959		29,545
Israel St Of	4.00%	6/30/2022	199,726		203,278
Italy Rep Of	2.38%	10/17/2024	399,453		411,281
Jp Morgan Chase & Co	4.45%	12/5/2029	249,658		284,534
Jp Morgan Chase & Co	2.74%	10/15/2030	409,439		422,841
Jpmbb_15-C30	3.55%	7/15/2048	798,906		837,964
Jpmcc_19-Cor4	3.76%	3/10/2052	798,906		858,844
Jpmorgan Chase & Co	3.88%	9/10/2024	194,733		209,605
Jpmorgan Chase & Co	3.51%	1/23/2029	1,477,975		1,608,600
Jpmorgan Chase & Co	2.58%	4/22/2032	584,200		594,999
Kinross Gold Corp	4.50%	7/15/2027	84,884		96,671
Laboratory Corp Of Amer	3.60%	2/1/2025	209,713		224,655
Laboratory Corp Of Amer	3.25%	9/1/2024	39,945		42,245
Lincoln Natl Corp	3.05%	1/15/2030	44,938		47,559
Lloyds Bkg Grp Plc	4.38%	3/22/2028	199,726		226,839
Lyb Intl Fin Iii Llc	2.25%	10/1/2030	59,918		60,043
Magellan Midstream Partners Lp	3.25%	6/1/2030	119,836		126,466
Markel Corp	3.35%	9/17/2029	209,713		228,804
Marriott Intl Inc	3.13%	6/15/2026	149,795		156,624
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	124,829		132,064
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Martin Marietta Materials Inc	2.50%	3/15/2030	59,918		60,832
Martin Marietta Materials Inc	2.40%	7/15/2031	74,897		75,408
Mcdonalds Corp	3.70%	1/30/2026	174,761		191,639
Mexico United Mexican States	4.00%	10/2/2023	17,975		19,109
Mexico United Mexican States	4.50%	4/22/2029	269,631		302,764
Mitsubishi Ufj Fin Grp Inc	1.54%	7/20/2027	349,521		345,962
Morgan Stanley	4.43%	1/23/2030	459,371		531,757
Morgan Stanley	2.70%	1/22/2031	778,933		808,296
Morgan Stanley	1.93%	4/28/2032	559,234		536,861
Morgan Stanley	3.77%	1/24/2029	269,631		298,228
Morgan Stanley	3.88%	1/27/2026	404,446		445,265
Morgan Stanley	2.51%	10/20/2032	44,938		45,189
Morgan Stanley	1.59%	5/4/2027	94,870		94,075
Mplx Lp	4.50%	7/15/2023	199,726		212,215
Mplx Lp	4.13%	3/1/2027	94,870		105,103
Mplx Lp	4.00%	3/15/2028	84,884		93,349
Mplx Lp	4.25%	12/1/2027	184,747		205,341
Mplx Lp	2.65%	8/15/2030	174,761		176,405
Msbam_15-C23	3.45%	7/15/2050	971,406		1,012,648
Msbam_15-C24	3.73%	5/15/2048	998,632		1,067,966
Msbam_15-C25	3.37%	10/15/2048	699,042		736,072
Mylan Inc	4.55%	4/15/2028	639,124		722,668
Newmont Corp	2.25%	10/1/2030	44,938		44,647
Newmont Corp	2.60%	7/15/2032	99,863		100,367
Newmont Goldcorp Corp	2.80%	10/1/2029	234,678		243,132
Nextera Energy Cap Hldgs Inc	2.75%	11/1/2029	174,761		181,143
Nomura Hldgs Inc	2.61%	7/14/2031	199,726		199,579
O Reilly Automotive Inc	1.75%	3/15/2031	49,932		47,711
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	119,836		125,984
Oneok Inc	3.40%	9/1/2029	89,877		94,226
Oneok Inc	3.10%	3/15/2030	594,186		612,747
Oneok Partners Lp	3.38%	10/1/2022	49,932		50,975
Owens Corning Inc	4.20%	12/1/2024	299,590		321,337
Owens Corning Inc	3.95%	8/15/2029	74,897		83,189
Pacific Gas & Elec Co	1.75%	6/16/2022	149,795		149,801
Pacific Gas & Elec Co	4.55%	7/1/2030	199,726		221,417
Pacificorp	2.70%	9/15/2030	69,904		72,819
Panama Rep Of	7.13%	1/29/2026	299,590		368,592
Peacehealth Obligated Grp	1.38%	11/15/2025	24,966		24,887
Pefco	3.55%	1/15/2024	144,802		154,428
Pefco	1.40%	7/15/2028	1,008,618		991,458
Peru Rep Of	2.78%	1/23/2031	38,947		39,274
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Phillips 66	2.15%	12/15/2030	149,795		144,632
Pioneer Natural Resources Co	1.13%	1/15/2026	449,384		439,560
Plains All Amern Pipeline Lp	3.55%	12/15/2029	79,891		83,302
Plains All Amern Pipeline Lp	3.80%	9/15/2030	39,945		42,549
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	54,925		58,522
Puget Energy Inc	3.65%	5/15/2025	84,884		90,154
Puget Energy Inc	4.10%	6/15/2030	139,808		152,092
Puget Energy Inc	2.38%	6/15/2028	24,966		24,633
Quebec Province Of	7.13%	2/9/2024	124,829		144,163
Raytheon Tech Corp	4.13%	11/16/2028	89,877		101,143
Realty Income Corp	3.10%	12/15/2029	174,761		186,044
Rogers Comm Inc	3.00%	3/15/2023	69,904		71,846
Royal Bk Of Canada	1.15%	6/10/2025	424,419		421,151
San Diego Gas & Elec Co	3.60%	9/1/2023	119,836		125,684
Sempra Energy	3.40%	2/1/2028	144,802		156,448
Simon Property Grp Lp	3.75%	2/1/2024	394,460		419,581
Simon Property Grp Lp	3.50%	9/1/2025	79,891		86,165
Southern Ca Edison Co	3.50%	10/1/2023	519,289		543,098
Southwest Airlines Co	2.63%	2/10/2030	149,795		151,501
Southwest Airlines Co	4.75%	5/4/2023	74,897		79,028
Southwest Airlines Co	5.13%	6/15/2027	119,836		137,539
Stanford Univ	1.29%	6/1/2027	399,453		395,516
Steel Dynamics Inc	3.45%	4/15/2030	299,590		322,141
Stryker Corp	3.38%	5/15/2024	79,891		83,972
Stryker Corp	3.38%	11/1/2025	69,904		74,892
Sutter Health	3.70%	8/15/2028	289,603		323,229
Suzano Austria Gmbh	6.00%	1/15/2029	199,726		236,777
T Mobile Usa Inc	3.88%	4/15/2030	169,767		187,311
T Mobile Usa Inc	2.05%	2/15/2028	649,111		650,425
Takeda Pharmaceutical Co Ltd	2.05%	3/31/2030	239,672		235,138
Tampa Electric Co	2.40%	3/15/2031	129,822		132,383
Teledyne Tech Inc	2.25%	4/1/2028	244,665		247,122
Total Cap Intl Sa	2.70%	1/25/2023	84,884		87,709
Transcontinental Gas Pipe Line Co	3.25%	5/15/2030	149,795		158,768
Treasury Strip (Int)	—%	2/15/2029	743,981		668,452
Tva	1.50%	9/15/2031	64,911		64,003
Tyson Foods Inc	4.00%	3/1/2026	254,651		279,733
Treasury Bond	6.25%	8/15/2023	3,924,623		4,370,803
Treasury Note	2.13%	7/31/2024	3,724,897		3,876,771
Treasury Note	3.13%	11/15/2028	4,808,412		5,368,099
Treasury Note	2.63%	2/15/2029	6,805,676		7,430,336
Treasury Note	2.00%	8/15/2025	4,374,008		4,545,794
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Treasury Note	2.25%	11/15/2025	2,436,662		2,546,388
Treasury Note	1.63%	4/30/2023	8,368,535		8,511,831
Treasury Note	2.13%	5/15/2025	5,018,125		5,210,766
Treasury Note	0.50%	3/15/2023	2,341,792		2,345,738
Treasury Note	0.38%	4/30/2025	524,282		513,189
Treasury Note	0.13%	9/15/2023	9,117,509		9,037,575
Treasury Note	0.25%	9/30/2025	10,181,052		9,869,397
Treasury Note	0.38%	1/31/2026	34,952		33,890
Treasury Note	0.75%	3/31/2026	11,089,807		10,905,674
Treasury Note	0.75%	4/30/2026	8,213,747		8,065,773
Treasury Note	0.88%	6/30/2026	2,361,764		2,325,669
Treasury Note	1.25%	8/15/2031	2,256,908		2,220,665
Treasury Note	0.13%	8/31/2023	6,051,709		6,001,569
Treasury Note	1.38%	11/15/2031	3,015,868		2,987,821
Treasury Note	1.25%	11/30/2026	3,225,581		3,229,868
Treasury Note	1.50%	11/30/2028	1,278,249		1,286,094
Treasury Note	—%	12/15/2024	284,610		285,122
Treasury Note	1.38%	12/31/2028	1,567,852		1,562,355
Treasury Note	1.25%	12/31/2026	2,246,922		2,246,278
Ubscm_18-C11	4.31%	6/15/2051	524,282		549,529
Ubscm_18-C13	4.07%	10/15/2051	798,906		868,459
Ubscm_18-C8	3.72%	2/15/2051	998,632		1,094,327
Umbs 15Yr Tba(Reg B)	1.50%	1/18/2022	1,497,948		1,503,280
Umbs 30Yr Tba(Reg A)	3.00%	1/13/2022	1,497,948		1,553,980
Umbs 30Yr Tba(Reg A)	2.00%	1/13/2022	499,316		498,166
Umbs 30Yr Tba(Reg A)	3.00%	2/14/2022	998,632		1,034,627
Unitedhealth Grp Inc	3.75%	7/15/2025	289,603		318,993
University Ca	3.06%	7/1/2025	474,350		511,589
Unum Grp	4.00%	6/15/2029	474,350		525,807
Uruguay Oriental Rep Of	4.38%	10/27/2027	529,275		598,863
Us Bk Na Cincinnati	3.40%	7/24/2023	124,829		131,616
Us Bk Na Cincinnati	2.65%	5/23/2022	249,658		252,119
Vale Overseas Ltd	6.25%	8/10/2026	89,877		106,509
Valero Energy Corp	4.00%	4/1/2029	99,863		110,000
Ventas Realty Lp	3.85%	4/1/2027	124,829		137,303
Verisk Analytics Inc	4.13%	9/12/2022	99,863		103,420
Verizon Comms Inc	4.02%	12/3/2029	467,360		525,842
Verizon Communications Inc	4.33%	9/21/2028	274,624		315,951
Viacomcbs Inc	3.88%	4/1/2024	69,904		74,202
Viatris Inc	2.70%	6/22/2030	209,713		210,905
Vulcan Materials Co	3.50%	6/1/2030	174,761		189,106
Wabtec Corp	3.45%	11/15/2026	199,726		212,626
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Waste Mgmt Inc	2.90%	9/15/2022	74,897		76,368
	Wells Fargo & Co	3.00%	10/23/2026	284,610		301,051
	Wells Fargo & Co	4.13%	8/15/2023	14,979		15,949
	Wells Fargo & Co	2.57%	2/11/2031	449,384		463,608
	Weyerhaeuser Co	4.00%	4/15/2030	184,747		207,577
	Wfcm_16-C37	3.79%	12/15/2049	604,172		659,316
	Williams Partners Lp	3.75%	6/15/2027	149,795		162,113
	Williams Partners Lp	4.30%	3/4/2024	194,733		208,630
	Xcel Energy Inc	4.00%	6/15/2028	149,795		165,661
	Xcel Energy Inc	0.50%	10/15/2023	204,720		203,537
	Yale Univ	1.48%	4/15/2030	354,514		347,463
	Total Prudential GA-62194					$273,238,756

	American General Life Contract No. 725840
	7-Eleven Inc Sr Unsec 144A Smr	0.80%	2/10/2024	449,384		$444,461
	American Intl Group Sr Unsec	4.20%	4/1/2028	499,316		557,474
	Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	599,179		581,671
	Apple Inc Sr Unsec	1.70%	9/11/2022	649,111		655,756
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	499,316		521,459
	Atmos Energy Corp Sr Unsec	0.63%	3/9/2023	649,111		646,792
	Avangrid Inc Sr Unsec	3.80%	6/1/2029	399,453		434,724
	Bank Of America Corp Sr Unsec Sofr	2.59%	4/29/2031	1,248,290		1,262,340
	Bank Of America Corp Sr Unsec Sofr	1.66%	3/11/2027	1,198,358		1,190,348
	Barclays Plc Sr Unsec	3.65%	3/16/2025	499,316		527,988
	Barclays Plc Sr Unsec Sofr	2.85%	5/7/2026	649,111		669,990
	Bay Area Ca Toll Auth	2.57%	4/1/2031	599,179		617,724
	Bnp Paribas Sr Non-Prefer 144A Sofr	3.05%	1/13/2031	599,179		617,001
	Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	748,974		845,377
	Cash Collateral Fut Rdr Usd	—%	12/31/2060	100,363		100,363
	Cash Mgmt Bill	—%	3/15/2022	299,590		299,567
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	265,372		265,372
	Credit Suisse Group Ag Sr Unsec 144A	3.87%	1/12/2029	549,248		588,411
	Credit Suisse Group Ag Srunsec 144A Sofr	4.19%	4/1/2031	499,316		551,255
	Daimler Finance Na Llc Sr Unsec 144A Frn	1.06%	2/15/2022	499,316		499,768
	Dell Int Llc / Emc Corp	6.02%	6/15/2026	249,658		288,854
	Dell Int Llc / Emc Corp	4.90%	10/1/2026	249,658		281,374
	Deutsche Bank Ny Sofr Sr Non-Pref	3.04%	5/28/2032	699,042		705,012
	Emory University Unsec	2.14%	9/1/2030	649,111		658,844
	Enbridge Inc Sr Unsec	0.66%	2/18/2022	649,111		649,339
	Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	499,316		495,488
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Equitable Financial Life Sec 144A	1.80%	3/8/2028	349,521		343,968
Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	848,837		891,941
Fed Home Ln Bk Bd (600Mm)	1.05%	8/13/2026	699,042		690,441
Fed Home Ln Bk Disc Nt	—%	3/16/2022	299,590		299,566
Fed Home Ln Bk Glbl Bd (300Mm)	1.00%	7/27/2026	1,148,427		1,132,350
Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	1,348,153		1,311,873
Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	1,947,332		1,905,582
Fh Arm 1Q1534 H15T1Y+223 10.261	2.34%	6/1/2037	127,039		133,853
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	620,273		654,310
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	776,142		829,200
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	17,728		18,928
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	321,035		339,006
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	2,671,638		2,850,007
Fin Fut Us Ultra 10Yr Cbt 03/22/22	6.00%	3/23/2022	(2,147,059)		(3,136,886)
Fin Fut Us Ultra 30Yr Cbt 03/22/22	6.00%	3/23/2022	(599,179)		(1,175,046)
Fn Arm 793029 Us0006M+158.2 10.869	1.74%	7/1/2034	99,995		104,027
Fnma Nt (3Mmm)	2.00%	1/5/2022	3,545,143		3,545,527
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	48,891		51,407
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	594,218		628,008
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	518,177		548,279
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	87,617		91,604
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	45,750		50,065
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	292		320
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	15,018		16,569
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	16,711		18,287
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	14,391		15,766
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	51,149		56,069
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	18,290		20,032
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	18,165		19,878
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	6,818		7,769
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	5,868		6,651
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	5,182		5,691
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	97,562		111,221
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	70,048		76,803
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	50,996		58,138
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	93,720		106,782
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	3,806		4,223
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	63,400		72,679
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	43,768		50,083
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	171,856		196,820
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	22,362		25,633
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	52,503		60,062
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	422,005		469,441
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	954,021		1,006,543
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	984,538		1,031,423
Fnma Tba 2.5% Mar 30Yr	2.50%	3/14/2052	6,041,723		6,135,446
Fnma Tba 3.0% Mar 30Yr	3.00%	3/14/2052	499,316		516,161
Fnma Tba 4.0% Feb 30Yr	4.00%	2/14/2052	898,769		955,536
Ga Global Funding Trust 144A	1.00%	4/8/2024	699,042		692,646
Ga Global Funding Trust Sec 144A	1.95%	9/15/2028	349,521		339,930
Ge Capital Intl Funding Sr Unsec	4.42%	11/15/2035	649,111		775,688
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	354,637		378,170
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	763,296		811,926
Gnma Ii Tba 2.0% Feb 30Yr Jmbo	2.00%	2/22/2052	299,590		301,768
Gnma Ii Tba 2.5% Feb 30Yr Jmbo	2.50%	2/22/2052	3,595,075		3,673,853
Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	1,997,264		2,147,774
Hormel Foods Corp Sr Unsec Smr	0.65%	6/3/2024	499,316		495,697
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	1,897,401		2,127,276
Hyundai Capital America Sr Unsec 144A	0.80%	4/3/2023	499,316		497,216
Industry Pub Facs-A	4.34%	7/1/2024	97,367		104,478
Ing Groep Nv Sr Unsec	4.05%	4/9/2029	748,974		837,158
Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	1,497,948		1,654,703
Jpmorgan Chase & Co Sr Unsec Sofr	1.58%	4/22/2027	649,111		641,798
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,837		905,514
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	249,658		266,839
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	699,042		795,707
Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,590		323,025
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	748,974		799,511
Morgan Stanley Sr Unsec	3.63%	1/20/2027	1,298,221		1,408,453
Morgan Stanley Sr Unsec	3.59%	7/22/2028	499,316		538,715
New York Life Global Fdg Sec 144A	0.41%	1/21/2022	349,521		349,549
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	499,316		539,443
Nomura Holdings Inc Sr Unsec	3.10%	1/16/2030	399,453		412,203
Nvr Inc Sr Unsec	3.00%	5/15/2030	399,453		415,519
Ny St Urban Dev-B	2.10%	3/15/2022	424,419		426,023
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,837		943,947
Olympus Corp Sr Unsec 144A	2.14%	12/8/2026	499,316		503,132
Oracle Corp Sr Unsec	2.95%	11/15/2024	998,632		1,039,224
Pacific Gas & Electric	3.00%	6/15/2028	299,590		301,992
Pacific Gas & Electric Sr Unsec	4.25%	8/1/2023	249,658		258,548
Pacific Gas & Electric Sr Unsec	3.85%	11/15/2023	399,453		412,742
Pinnacle West Capital Sr Unsec	1.30%	6/15/2025	399,453		393,227
Rga Global Funding Sec 144A	2.00%	11/30/2026	499,316		501,322
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	499,316		510,253
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Santander Uk Group Hldgs Sr Unsec Sofr	2.90%	3/15/2032	699,042		706,699
Sba Tower Trust Nt Sec 144A 2A C	3.87%	10/8/2049	549,248		569,212
Seattle Children Hosp Unsec	1.21%	10/1/2027	449,384		433,929
Slclt 2007-1 A4 3Mlib+6Bp	0.22%	5/15/2029	348,955		345,281
Slma 2005-7 A4 3Mlib+15Bp	0.27%	10/25/2029	332,488		331,291
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	499,316		520,437
Southern Cal Edison 1St Mtge Sofr	0.69%	4/3/2023	699,042		699,702
Standard Charter Sr Unsec 144A	2.68%	6/29/2032	599,179		589,335
Stanford University Unsec	1.29%	6/1/2027	349,521		344,434
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	499,316		485,681
Sutter Health Unsec	3.70%	8/15/2028	599,179		661,645
U S Treasury Bills	—%	1/25/2022	399,453		399,449
U S Treasury Bills	—%	3/8/2022	1,398,085		1,397,973
U S Treasury Bills	—%	3/17/2022	499,316		499,265
U S Treasury Bills	—%	2/10/2022	3,445,280		3,445,180
U S Treasury Bills	—%	2/15/2022	299,590		299,582
U S Treasury Bills	—%	3/31/2022	2,446,648		2,446,366
U S Treasury Bills	—%	4/21/2022	1,048,563		1,048,347
U S Treasury Note	0.13%	11/30/2022	599,179		597,849
U S Treasury Note	0.13%	12/31/2022	15,129,273		15,083,328
U S Treasury Note	0.38%	8/15/2024	26,763,334		26,413,111
U S Treasury Note	0.38%	1/31/2026	7,489,739		7,247,785
U S Treasury Note	0.13%	4/30/2023	7,489,739		7,450,535
U S Treasury Note	0.25%	6/15/2024	7,489,739		7,380,319
U S Treasury Note	0.13%	1/15/2024	1,697,674		1,676,387
U S Treasury Note	0.13%	5/31/2023	8,887,824		8,834,011
U S Treasury Note	0.13%	7/31/2023	24,965,797		24,772,702
Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	998,632		976,551
Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	174,761		188,847
Ut St-Babs-B	3.54%	7/1/2025	1,023,598		1,070,102
Verizon Communications Sr Unsec	2.55%	3/21/2031	499,316		504,283
Vm Cash Fut Dom Rdr Usd	—%	12/31/2060	81,702		81,702
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	349,521		368,686
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	624,145		656,257
Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	499,316		537,172
Wells Fargo & Company Sr Unsec Sofr	2.88%	10/30/2030	649,111		675,483
Yale University Unsec	0.87%	4/15/2025	998,632		989,216
Uninvested Cash Plus Receivables			—		494,419
Net Unsettled Trades			—		(11,568,853)
Net Futures Held			—		4,325,231
Total American General Life Contract No. 725840					$179,612,688
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Royal Bank of Canada Contract No. Citigroup01
	7-Eleven Inc Sr Unsec 144A Smr	0.80%	2/10/2024	449,384		$444,461
	American Intl Group Sr Unsec	4.20%	4/1/2028	499,316		557,474
	Andrew W Mellon Foundationi Unsec	0.95%	8/1/2027	599,179		581,671
	Apple Inc Sr Unsec	1.70%	9/11/2022	649,111		655,756
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	499,316		521,459
	Atmos Energy Corp Sr Unsec	0.63%	3/9/2023	649,111		646,792
	Avangrid Inc Sr Unsec	3.80%	6/1/2029	399,453		434,724
	Bank Of America Corp Sr Unsec Sofr	2.59%	4/29/2031	1,248,290		1,262,340
	Bank Of America Corp Sr Unsec Sofr	1.66%	3/11/2027	1,198,358		1,190,348
	Barclays Plc Sr Unsec	3.65%	3/16/2025	499,316		527,988
	Barclays Plc Sr Unsec Sofr	2.85%	5/7/2026	649,111		669,990
	Bay Area Ca Toll Auth	2.57%	4/1/2031	599,179		617,724
	Bnp Paribas Sr Non-Prefer 144A Sofr	3.05%	1/13/2031	599,179		617,001
	Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	748,974		845,377
	Cash Collateral Fut Rdr Usd	—%	12/31/2060	100,363		100,363
	Cash Mgmt Bill	—%	3/15/2022	299,590		299,567
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	265,372		265,372
	Credit Suisse Group Ag Sr Unsec 144A	3.87%	1/12/2029	549,248		588,411
	Credit Suisse Group Ag Srunsec 144A Sofr	4.19%	4/1/2031	499,316		551,255
	Daimler Finance Na Llc Sr Unsec 144A Frn	1.06%	2/15/2022	499,316		499,768
	Dell Int Llc / Emc Corp	6.02%	6/15/2026	249,658		288,854
	Dell Int Llc / Emc Corp	4.90%	10/1/2026	249,658		281,374
	Deutsche Bank Ny Sofr Sr Non-Pref	3.04%	5/28/2032	699,042		705,012
	Emory University Unsec	2.14%	9/1/2030	649,111		658,844
	Enbridge Inc Sr Unsec	0.66%	2/18/2022	649,111		649,339
	Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	499,316		495,488
	Equitable Financial Life Sec 144A	1.80%	3/8/2028	349,521		343,968
	Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	848,837		891,941
	Fed Home Ln Bk Bd (600Mm)	1.05%	8/13/2026	699,042		690,441
	Fed Home Ln Bk Disc Nt	—%	3/16/2022	299,590		299,566
	Fed Home Ln Bk Glbl Bd (300Mm)	1.00%	7/27/2026	1,148,427		1,132,350
	Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	1,348,153		1,311,873
	Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	1,947,332		1,905,582
	Fh Arm 1Q1534 H15T1Y+223 10.261	2.34%	6/1/2037	127,039		133,853
	Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	620,273		654,310
	Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	776,142		829,200
	Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	17,728		18,928
	Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	321,035		339,006
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	2,671,638		2,850,007
Fin Fut Us Ultra 10Yr Cbt 03/22/22	6.00%	3/23/2022	(2,147,059)		(3,136,886)
Fin Fut Us Ultra 30Yr Cbt 03/22/22	6.00%	3/23/2022	(599,179)		(1,175,046)
Fn Arm 793029 Us0006M+158.2 10.869	1.74%	7/1/2034	99,995		104,027
Fnma Nt (3Mmm)	2.00%	1/5/2022	3,545,143		3,545,527
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	48,891		51,407
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	594,218		628,008
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	518,177		548,279
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	87,617		91,604
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	45,750		50,065
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	292		320
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	15,018		16,569
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	16,711		18,287
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	14,391		15,766
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	51,149		56,069
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	18,290		20,032
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	18,165		19,878
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	6,818		7,769
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	5,868		6,651
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	5,182		5,691
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	97,562		111,221
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	70,048		76,803
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	50,996		58,138
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	93,720		106,782
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	3,806		4,223
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	63,400		72,679
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	43,768		50,083
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	171,856		196,820
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	22,362		25,633
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	52,503		60,062
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	422,005		469,441
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	954,021		1,006,543
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	984,538		1,031,423
Fnma Tba 2.5% Mar 30Yr	2.50%	3/14/2052	6,041,723		6,135,446
Fnma Tba 3.0% Mar 30Yr	3.00%	3/14/2052	499,316		516,161
Fnma Tba 4.0% Feb 30Yr	4.00%	2/14/2052	898,769		955,536
Ga Global Funding Trust 144A	1.00%	4/8/2024	699,042		692,646
Ga Global Funding Trust Sec 144A	1.95%	9/15/2028	349,521		339,930
Ge Capital Intl Funding Sr Unsec	4.42%	11/15/2035	649,111		775,688
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	354,637		378,170
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	763,296		811,926
Gnma Ii Tba 2.0% Feb 30Yr Jmbo	2.00%	2/22/2052	299,590		301,768
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma Ii Tba 2.5% Feb 30Yr Jmbo	2.50%	2/22/2052	3,595,075		3,673,853
Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	1,997,264		2,147,774
Hormel Foods Corp Sr Unsec Smr	0.65%	6/3/2024	499,316		495,697
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	1,897,401		2,127,276
Hyundai Capital America Sr Unsec 144A	0.80%	4/3/2023	499,316		497,216
Industry Pub Facs-A	4.34%	7/1/2024	97,367		104,478
Ing Groep Nv Sr Unsec	4.05%	4/9/2029	748,974		837,158
Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	1,497,948		1,654,703
Jpmorgan Chase & Co Sr Unsec Sofr	1.58%	4/22/2027	649,111		641,798
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,837		905,514
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	249,658		266,839
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	699,042		795,707
Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,590		323,025
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	748,974		799,511
Morgan Stanley Sr Unsec	3.63%	1/20/2027	1,298,221		1,408,453
Morgan Stanley Sr Unsec	3.59%	7/22/2028	499,316		538,715
New York Life Global Fdg Sec 144A	0.41%	1/21/2022	349,521		349,549
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	499,316		539,443
Nomura Holdings Inc Sr Unsec	3.10%	1/16/2030	399,453		412,203
Nvr Inc Sr Unsec	3.00%	5/15/2030	399,453		415,519
Ny St Urban Dev-B	2.10%	3/15/2022	424,419		426,023
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,837		943,947
Olympus Corp Sr Unsec 144A	2.14%	12/8/2026	499,316		503,132
Oracle Corp Sr Unsec	2.95%	11/15/2024	998,632		1,039,224
Pacific Gas & Electric	3.00%	6/15/2028	299,590		301,992
Pacific Gas & Electric Sr Unsec	4.25%	8/1/2023	249,658		258,548
Pacific Gas & Electric Sr Unsec	3.85%	11/15/2023	399,453		412,742
Pinnacle West Capital Sr Unsec	1.30%	6/15/2025	399,453		393,227
Rga Global Funding Sec 144A	2.00%	11/30/2026	499,316		501,322
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	499,316		510,253
Santander Uk Group Hldgs Sr Unsec Sofr	2.90%	3/15/2032	699,042		706,699
Sba Tower Trust Nt Sec 144A 2A C	3.87%	10/8/2049	549,248		569,212
Seattle Children Hosp Unsec	1.21%	10/1/2027	449,384		433,929
Slclt 2007-1 A4 3Mlib+6Bp	0.22%	5/15/2029	348,955		345,281
Slma 2005-7 A4 3Mlib+15Bp	0.27%	10/25/2029	332,488		331,291
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	499,316		520,437
Southern Cal Edison 1St Mtge Sofr	0.69%	4/3/2023	699,042		699,702
Standard Charter Sr Unsec 144A	2.68%	6/29/2032	599,179		589,335
Stanford University Unsec	1.29%	6/1/2027	349,521		344,434
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	499,316		485,681
Sutter Health Unsec	3.70%	8/15/2028	599,179		661,645
U S Treasury Bills	—%	1/25/2022	399,453		399,449
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
U S Treasury Bills	—%	3/8/2022	1,398,085		1,397,973
U S Treasury Bills	—%	3/17/2022	499,316		499,265
U S Treasury Bills	—%	2/10/2022	3,445,280		3,445,180
U S Treasury Bills	—%	2/15/2022	299,590		299,582
U S Treasury Bills	—%	3/31/2022	2,446,648		2,446,366
U S Treasury Bills	—%	4/21/2022	1,048,563		1,048,347
U S Treasury Note	0.13%	11/30/2022	599,179		597,849
U S Treasury Note	0.13%	12/31/2022	15,129,273		15,083,328
U S Treasury Note	0.38%	8/15/2024	26,763,334		26,413,111
U S Treasury Note	0.38%	1/31/2026	7,489,739		7,247,785
U S Treasury Note	0.13%	4/30/2023	7,489,739		7,450,535
U S Treasury Note	0.25%	6/15/2024	7,489,739		7,380,319
U S Treasury Note	0.13%	1/15/2024	1,697,674		1,676,387
U S Treasury Note	0.13%	5/31/2023	8,887,824		8,834,011
U S Treasury Note	0.13%	7/31/2023	24,965,797		24,772,702
Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	998,632		976,551
Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	174,761		188,847
Ut St-Babs-B	3.54%	7/1/2025	1,023,598		1,070,102
Verizon Communications Sr Unsec	2.55%	3/21/2031	499,316		504,283
Vm Cash Fut Dom Rdr Usd	—%	12/31/2060	81,702		81,702
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	349,521		368,686
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	624,145		656,257
Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	499,316		537,172
Wells Fargo & Company Sr Unsec Sofr	2.88%	10/30/2030	649,111		675,483
Yale University Unsec	0.87%	4/15/2025	998,632		989,216
Uninvested Cash Plus Receivables					494,419
Net Unsettled Trades					(11,568,853)
Net Futures Held					4,325,231
Total Royal Bank of Canada Contract No. Citigroup01					$179,612,688

American United Life Insurance Company: S00020
Bank 2018-Bn13 A1	3.22%	5/15/2023	1,287,299		$1,307,512
Cnh 2019-A A3	3.01%	10/17/2022	476,640		481,799
Cnh 2019-C A3	2.01%	7/17/2023	1,447,519		1,462,593
Comm 2014-Cr14 A2	3.15%	4/11/2022	700,498		704,205
Comet 2021-A1 A1	0.55%	7/15/2024	2,022,230		1,993,012
Cgcmt 2019-C7 A1	2.08%	11/15/2024	1,498,994		1,515,986
Comm 2013-Lc6 A4	2.94%	12/12/2022	2,181,765		2,213,976
Duk 1.731 09/01/22	1.73%	9/1/2022	1,910,039		1,926,401
Fnr 2020-47 Ga	2.00%	5/25/2022	294,444		294,987
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhr 4039 Me	2.00%	9/15/2022	59,518		59,780
Fhr 4272 Yg	2.00%	11/15/2023	339,757		344,292
Fhr 4297 Ca	3.00%	3/15/2022	154,914		155,996
Fhr 4486 Jn	2.00%	4/15/2024	308,931		313,281
Fhr 4571 Ca	2.50%	11/17/2025	956,609		974,178
Fhr 5057 Ab	2.50%	7/25/2028	2,217,871		2,240,134
Gnr 2013-41 Pa	2.50%	6/20/2023	549,527		556,654
Gnr 2015-16 Gm	2.00%	10/21/2024	647,972		654,318
Gnr 2020-74 Dc	1.00%	10/20/2027	2,008,710		2,003,927
Gnr 2021-78 D	2.50%	1/20/2031	1,869,859		1,941,494
Narot 2019-C A3	1.93%	3/15/2023	975,338		984,048
Ubscm 2012-C1 A3	3.40%	1/10/2022	49,245		49,343
Wfcm 2012-Lc5 A3	2.92%	9/15/2022	2,819,251		2,847,428
Woart 2019-B A3	2.59%	9/15/2022	1,041,331		1,049,224
Total American United Life Insurance Company: S00020					$26,074,568

Reinsurance Group of America Contract No. RGA00084
Abbvie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	2,896,032		$3,106,706
American Express Master Trust 2.87 10/15/2024	2.87%	10/15/2024	3,515,184		3,538,414
Anheuser-Busch Inbev Sa/Nv 3.65 02/01/2026	3.65%	2/1/2026	973,666		1,060,184
Anthem, Inc. 2.95 12/01/2022	2.95%	12/1/2022	998,632		1,020,550
At&T, Inc. 2.75 06/01/2031	2.75%	6/1/2031	3,145,690		3,216,610
Bank Of America Corp. 3.004 12/20/2023	3.00%	12/20/2023	428,413		437,661
Bank Of America Corp. 3.593 07/21/2028	3.59%	7/21/2028	399,453		436,302
Bank Of America Corp. 4.183 11/25/2027	4.18%	11/25/2027	449,384		493,571
Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	2,196,990		2,386,903
Barclays Plc 4.337 01/10/2028	4.34%	1/10/2028	998,632		1,110,849
Bayer Ag 4.375 12/15/2028	4.38%	12/15/2028	923,734		1,033,552
Bayerische Motoren Werke Ag 2.80 04/11/2026	2.80%	4/11/2026	998,632		1,051,062
Bayerische Motoren Werke Ag 3.15 04/18/2024	3.15%	4/18/2024	524,282		550,820
Berkshire Hathaway Energy 2.70 09/15/2030	2.70%	9/15/2030	1,547,879		1,605,847
Bnp Paribas Sa 4.375 05/12/2026	4.38%	5/12/2026	624,145		682,458
Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	1,298,221		1,421,203
Bnp Paribas Sa 4.625 03/13/2027	4.63%	3/13/2027	224,692		252,170
Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	848,837		881,990
Boston Properties, Inc. 3.25 01/30/2031	3.25%	1/30/2031	374,487		397,455
British American Tobacco Plc 2.726 03/25/2031	2.73%	3/25/2031	1,298,221		1,269,259
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Burlington Northern Santa Fe Llc 3.442 06/16/2028	3.44%	6/16/2028	377,240		410,936
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	499,316		547,497
Cash	0.01%		2,600,867		2,600,867
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	1,448,016		1,603,688
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	1,348,153		1,513,503
Charter Communications, Inc. 5.05 03/30/2029	5.05%	3/30/2029	249,658		288,995
Cigna Corp. 4.375 10/15/2028	4.38%	10/15/2028	1,098,495		1,258,586
Comcast Corp. 3.95 10/15/2025	3.95%	10/15/2025	549,248		604,210
Conocophillips 4.95 03/15/2026	4.95%	3/15/2026	1,098,495		1,255,289
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	1,398,085		1,509,508
Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	948,700		1,017,879
Cvs Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	816,881		926,060
Dominion Energy, Inc. 2.75 03/15/2023	2.75%	3/15/2023	973,666		998,209
Dominion Energy, Inc. 3.375 04/01/2030	3.38%	4/1/2030	1,148,427		1,228,415
Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	1,448,016		1,694,980
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	499,316		531,938
Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	943,707		1,006,265
Exxon Mobil Corp. 3.482 03/19/2030	3.48%	3/19/2030	1,148,427		1,268,811
Fannie Mae 2.00 01/01/2051	2.00%	1/1/2051	2,566,205		2,574,584
Fannie Mae 2.00 11/01/2050	2.00%	11/1/2050	4,111,028		4,120,634
Fannie Mae 2.50 01/01/2041	2.50%	1/1/2041	2,001,104		2,084,236
Fannie Mae 2.50 08/01/2050	2.50%	8/1/2050	5,311,709		5,471,319
Fannie Mae 2.50 09/01/2040	2.50%	9/1/2040	9,850,941		10,207,580
Fannie Mae 2.50 09/01/2050	2.50%	9/1/2050	7,177,403		7,379,686
Fannie Mae 2.50 12/01/2051	2.50%	12/1/2051	6,367,509		6,564,859
Fannie Mae 2.837 10/01/2047	2.84%	10/1/2047	241,785		251,326
Fannie Mae 3.014 10/01/2047	3.04%	10/1/2047	100,203		104,330
Fannie Mae 3.054 07/01/2047	3.06%	7/1/2047	1,031,474		1,076,443
Fannie Mae 3.085 07/01/2047	3.09%	7/1/2047	1,025,694		1,070,635
Fannie Mae 3.168 06/01/2047	3.17%	6/1/2047	657,055		687,338
Fannie Mae 3.317 10/01/2049	3.31%	10/1/2049	1,109,341		1,150,396
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	2,762,492		2,962,434
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	2,730,550		2,987,221
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	2,059,947		2,241,284
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	1,204,258		1,311,514
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	201,570		221,136
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	716,487		782,887
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	781,507		859,060
Ford Motor Credit Co. Llc 4.063 11/01/2024	4.06%	11/1/2024	449,384		475,872
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ford Motor Credit Co. Llc 4.375 08/06/2023	4.38%	8/6/2023	2,346,785		2,482,996
Freddie Mac 3.148 05/01/2047	3.15%	5/1/2047	107,645		112,426
Freddie Mac 3.337 07/01/2047	3.34%	7/1/2047	100,522		103,100
Freddie Mac 3.38 06/01/2048	3.38%	6/1/2048	113,778		116,564
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	277,223		299,852
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	1,331,945		1,446,293
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	1,912,649		2,113,527
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	2,532,851		2,803,376
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	351,844		381,420
Freddie Mac Pool 2.00 08/01/2050	2.00%	8/1/2050	5,044,280		5,060,758
Freddie Mac Pool 2.50 02/01/2051	2.50%	2/1/2051	2,129,172		2,188,274
Freddie Mac Pool 2.50 07/01/2041	2.50%	7/1/2041	3,717,841		3,846,267
Freddie Mac Pool 2.50 07/01/2050	2.50%	7/1/2050	4,237,532		4,353,298
Freddie Mac Pool 2.50 08/01/2040	2.50%	8/1/2040	3,542,506		3,686,167
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	1,061,068		1,099,365
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	2,953,026		3,047,650
Freddie Mac Pool 2.50 10/01/2050	2.50%	10/1/2050	2,994,752		3,090,071
Freddie Mac Pool 2.50 11/01/2050	2.50%	11/1/2050	1,929,371		1,982,420
Freddie Mac Pool 2.50 12/01/2035	2.50%	12/1/2035	6,022,703		6,269,834
Hsbc Holdings Plc 2.848 06/04/2031	2.85%	6/4/2031	998,632		1,012,299
Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	1,273,256		1,389,022
Imperial Brands Plc 3.875 07/26/2029	3.88%	7/26/2029	998,632		1,074,336
Jpmorgan Chase & Co. 2.522 04/22/2031	2.52%	4/22/2031	823,871		836,696
Jpmorgan Chase & Co. 2.956 05/13/2031	2.96%	5/13/2031	549,248		570,841
Jpmorgan Chase & Co. 3.375 05/01/2023	3.38%	5/1/2023	299,590		310,547
Jpmorgan Chase & Co. 3.625 12/01/2027	3.63%	12/1/2027	349,521		377,672
Jpmorgan Chase & Co. 4.493 03/24/2031	4.49%	3/24/2031	1,398,085		1,634,801
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	2,346,785		2,544,439
Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	923,734		1,010,110
Nextera Energy, Inc. 1.90 06/15/2028	1.90%	6/15/2028	1,298,221		1,285,634
Nextera Energy, Inc. 2.85 04/01/2025	2.85%	4/1/2025	449,384		472,458
Occidental Petroleum Corp. 3.20 08/15/2026	3.20%	8/15/2026	1,048,563		1,093,242
Oracle Corp. 2.95 04/01/2030	2.95%	4/1/2030	249,658		254,337
Philip Morris International, Inc. 2.10 05/01/2030	2.10%	5/1/2030	2,546,511		2,500,750
Prosus Nv 3.061 07/13/2031	3.06%	7/13/2031	1,897,401		1,876,649
Prosus Nv 3.68 01/21/2030	3.68%	1/21/2030	1,323,187		1,383,413
Relx Plc 3.00 05/22/2030	3.00%	5/22/2030	998,632		1,050,171
Slm Student Loan Trust 0.29388 07/25/2040	0.29%	7/25/2040	2,586,457		2,513,045
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Slm Student Loan Trust 0.72388 01/25/2041	0.72%	1/25/2041	632,709		632,820
Slm Student Loan Trust 0.75388 01/25/2040	0.75%	1/25/2040	1,398,220		1,398,527
State Street Corp. 3.152 03/30/2031	3.15%	3/30/2031	1,772,572		1,932,825
Target Corp. 2.65 09/15/2030	2.65%	9/15/2030	1,048,563		1,107,254
Tc Energy Corp. 4.10 04/15/2030	4.10%	4/15/2030	1,098,495		1,234,857
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	998,632		1,083,271
The Southern Co. 3.70 04/30/2030	3.70%	4/30/2030	1,098,495		1,201,643
The Williams Companies, Inc. 3.25 05/15/2030	3.25%	5/15/2030	1,198,358		1,268,058
T-Mobile U.S., Inc. 2.55 02/15/2031	2.55%	2/15/2031	1,298,221		1,304,198
T-Mobile U.S., Inc. 3.75 04/15/2027	3.75%	4/15/2027	524,282		571,895
Toyota Auto Receivables Owner Trust 1.66 09/15/2025	1.66%	9/15/2025	1,083,516		1,097,810
U.S. Treasury Note/Bond 0.125 01/31/2023	0.13%	1/31/2023	5,991,791		5,974,314
U.S. Treasury Note/Bond 0.125 04/30/2022	0.13%	4/30/2022	3,994,528		3,995,503
U.S. Treasury Note/Bond 0.125 04/30/2023	0.13%	4/30/2023	4,902,284		4,877,099
U.S. Treasury Note/Bond 0.125 05/31/2022	0.13%	5/31/2022	3,899,657		3,899,462
U.S. Treasury Note/Bond 0.125 06/30/2022	0.13%	6/30/2022	3,045,827		3,044,650
U.S. Treasury Note/Bond 0.125 08/31/2023	0.13%	8/31/2023	6,496,100		6,441,759
U.S. Treasury Note/Bond 0.125 09/30/2022	0.13%	9/30/2022	1,712,654		1,710,923
U.S. Treasury Note/Bond 0.125 10/15/2023	0.13%	10/15/2023	289,603		286,785
U.S. Treasury Note/Bond 0.125 11/30/2022	0.13%	11/30/2022	10,485,635		10,462,985
U.S. Treasury Note/Bond 0.25 06/15/2024	0.25%	6/15/2024	1,078,522		1,062,762
U.S. Treasury Note/Bond 0.375 03/31/2022	0.38%	3/31/2022	4,993,159		5,001,339
U.S. Treasury Note/Bond 0.50 11/30/2023	0.50%	11/30/2023	7,494,732		7,469,336
U.S. Treasury Note/Bond 0.75 11/15/2024	0.75%	11/15/2024	5,767,099		5,740,275
U.S. Treasury Note/Bond 0.875 06/30/2026	0.88%	6/30/2026	1,268,262		1,248,179
Umbs Tba 2.50 01/01/2051	2.50%	1/1/2051	6,710,806		6,846,633
United Parcel Service, Inc. 4.45 04/01/2030	4.45%	4/1/2030	973,666		1,157,275
Unitedhealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	998,632		1,071,240
Verizon Communications, Inc. 2.355 03/15/2032	2.36%	3/15/2032	1,074,528		1,065,853
Wells Fargo & Co. 2.879 10/30/2030	2.88%	10/30/2030	249,658		260,759
Wells Fargo & Co. 3.45 02/13/2023	3.45%	2/13/2023	948,700		988,626
Wells Fargo & Co. 4.478 04/04/2031	4.48%	4/4/2031	2,172,024		2,546,789
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	973,666		1,077,696
	Total Reinsurance Group of America Contract No. RGA00084					$257,541,496
	Total synthetic GICs					1,199,301,585
	Total investments					$19,774,179,337

*	Loans receivables from participants
	24773 loans carrying an interest rate of 4.25% to 10.25% with maturity dates through 2041					201,654,860

	Other Investment Liabilities
	Payable In Brazil Real			(53,465)		(9,599)
	Payable In Canadian Dollar			(6,648)		(5,263)
	Payable In Euro Currency Unit			(8,333)		(9,476)
	Payable In Hong Kong Dollar			(579,483)		(74,328)
	Payable In Japanese Yen			(15,955,800)		(138,560)
	Payable In Norwegian Krone			(76)		(9)
	Payable In Pound Sterling			(424)		(575)
	Payable In Russian Ruble (New)			(87,526,464)		(1,161,096)
	Payable In U.S. Dollar			(435,785)		(435,785)
	Total Other Investment Liabilities					(1,834,691)
	Total					$19,973,999,506

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 23, 2022

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.